EXHIBIT 2.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2).

Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 4, 2020

By and Among

ACH ALERT, LLC,

DEBORAH PEACE,

DAVID PEACE,

ALKAMI ACQUISITION CORP.,

and

ALKAMI TECHNOLOGY, INC.

i

3.25	Broker Fees	32
3.26	Solvency	32
3.27	Disclosure	32

ARTICLE IV SELLER PRINCIPALS’ REPRESENTATIONS AND WARRANTIES		33
4.1	Authority; Binding Effect	33
4.2	No Violations	33
4.3	Consents and Approvals	33
4.4	Litigation	34
4.5	Broker Fees	34

ARTICLE V BUYER AND ALKAMI PARENT REPRESENTATIONS AND WARRANTIES		34
5.1	Authority; Binding Effect	34
5.2	Organization	34
5.3	No Violations; Consents and Approvals	35
5.4	Broker Fees	35

ARTICLE VI COVENANTS		35
6.1	Operation of Business	35
6.2	Tax Matters	37
6.3	Commercially Reasonable Efforts	38
6.4	Employee Matters	39
6.5	Consents; Further Assurances	39
6.6	Discharge of Liabilities	39
6.7	Accounts Receivable	39
6.8	Non-Compete	39
6.9	Cooperation	41
6.10	Exclusivity	41
6.11	Additional Assigned Contracts	42
6.12	Use of Name	42

ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE		43
7.1	Conditions to Obligations of Each Party Under This Agreement	43
7.2	Additional Conditions to Obligations of Buyer	43
7.3	Additional Conditions to Obligations of Seller	44

ARTICLE VIII TERMINATION		44
8.1	Termination	44
8.2	Effect of Termination	45

ARTICLE IX INDEMNIFICATION		45
9.1	Indemnification by Seller and Seller Principals	45
9.2	Indemnification by Seller Principals	46
9.3	Indemnification by Buyer	46
9.4	Indemnification Procedure for Third Party Claims	47
9.5	Direct Claims	48

ii

9.6	Failure to Give Timely Notice	49
9.7	Survival of Representations and Warranties	49
9.8	Certain Limitations and Exceptions	49
9.9	Effect of Investigation	50
9.10	Allocation of Indemnification Payments	50
9.11	Effect of Insurance and Other Recoveries	50

ARTICLE X MISCELLANEOUS		51
10.1	Notices, Consents, Etc	51
10.2	Public Announcements	52
10.3	Severability	52
10.4	Amendment and Waiver	53
10.5	Counterparts	53
10.6	Expenses	53
10.7	Construction	53
10.8	Headings	53
10.9	Assignment	53
10.10	Definitions	53
10.11	Entire Agreement	60
10.12	Third Parties	60
10.13	Interpretative Matters	60
10.14	No Strict Construction	60
10.15	Jurisdiction	60
10.16	Remedies	61

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 4, 2020, is made by and among (i) ACH Alert, LLC, a Delaware limited liability company (“Seller”), (ii) Deborah Peace and David Peace (together, the “Seller Principals”), (iii) Alkami Acquisition Corp., a Delaware corporation (“Buyer”), and solely with respect to Section 2.9 and Article V hereof, Alkami Technology, Inc., a Delaware corporation and parent of Buyer (“Alkami Parent”). Certain terms used herein are defined in Section 10.10 hereof.

PREAMBLE

A. Seller is engaged in the business of providing software and related services for client fraud prevention directly and through distribution and reseller channels to banks and credit unions (the “Business”).

B. Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, substantially all of the assets, business and operations of Seller, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein.

C. Each of the Seller Principals will realize significant direct or indirect economic benefits in connection with the transactions contemplated by this Agreement.

D. Alkami Parent will realize significant direct or indirect economic benefits in connection with the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the Parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Acquired Assets.

(a) Subject to the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to substantially all of Seller’s rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet (collectively, the “Acquired Assets”), including the following:

(i) all goodwill of the Business as a going concern;

(ii) all contracts, agreements, leases, instruments or other understandings (whether written or oral) identified in Schedule 1.1(a)(ii), including amendments and supplements, modifications, and side letters thereto (collectively, the “Assigned Contracts”);

(iii) all data and databases used in the conduct of the Business or within the possession and control of Seller and relating to the Business;

(iv) all accounts receivable, prepaid expenses, deposits and rights to refunds, rebates or other discounts due from clients, suppliers or other third parties, under any of the Acquired Assets except as specified in Section 1.1(b)(ii);

(v) all rights and interests in and to the bank accounts of Seller established after the Closing Date;

(vi) all cash collected by Seller or Buyer after the Closing Date that is related to the Acquired Assets, including all revenues recorded by Buyer under the Assigned Contracts after the Closing Date, including such revenues collected by Seller;

(vii) all assets set forth on Schedule 1.1(a)(viii); and

(viii) all Other Acquired Assets.

(b) Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller, and the Acquired Assets shall not include, the following assets, properties, interests and rights of Seller and related books and records (the “Excluded Assets”):

(i) all cash and cash equivalents (net of outstanding checks and wires in transit) of Seller as of the Closing Date;

(ii) all prepaid rent that has been remitted by Seller under the Leases, and any refunds or rights relating thereto;

(iii) contracts, agreements, leases, instruments or other understandings (whether written or oral) that are not Assigned Contracts, and any liabilities associated therewith, whether accrued as of the Closing or to accrue thereafter;

(iv) all accounts receivable due from Peace Transportation;

(v) all rights and interests in and to the bank accounts of Seller established prior to the Closing Date;

(vi) all equity and other ownership interests in Seller;

(vii) the organizational documents, minute books, and other documents relating exclusively to the organization, maintenance and existence of Seller as an entity, including taxpayer and other identification numbers, Tax Returns, Tax information and Tax records;

(viii) the rights of Seller under this Agreement and the other Transaction Documents;

(ix) any refunds (or rights thereto) relating to Taxes attributable to Seller for all periods ending on or prior to the Closing Date;

(x) the sponsorship of and any assets maintained pursuant to or in connection with any benefit or compensation plan, policy, program, contract, agreement, or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any current or contingent liability or obligation; and

(xi) office furniture and fixtures and the other assets, properties, interests and rights set forth on Schedule 1.1(b)(ix).

1.2 Assumption of Liabilities. Subject to the terms of this Agreement and excluding the Excluded Liabilities, Buyer hereby agrees to assume and to pay, perform and discharge when due only the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a) the liabilities of Seller set forth on Schedule 1.2(a)1;

(b) deferred service obligations of Seller incurred in the ordinary course of business that are existing as of the Closing;

(c) the obligations of Seller pursuant to the terms of the Assigned Contracts, but only to the extent such obligations (i) do not arise from or relate to any failure to perform, improper performance or breach by Seller under any such Assigned Contracts on or prior to the Closing Date, (ii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach by Seller of any of such Assigned Contracts and (iii) do not arise from any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; and

(d) all accounts payable and accrued expenses of Seller relating to the operation of the Business, in each case, solely to the extent taken into account as liabilities for purposes of calculating Net Working Capital.

[1]	Schedule 1.2(a) will identify specific liabilities accrued on Seller’s financial statements or thereafter incurred in the ordinary course of business, and not discharged as of the Closing.

1.3 Excluded Liabilities. Except as expressly provided in Section 1.2 and Section 6.2(a), Buyer shall not assume or be liable for any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) of Seller or any other Person, whether or not relating to the Business (the “Excluded Liabilities”), including, without limitation, the following:

(a) (i) any liability or obligation relating to Taxes attributable to or imposed upon Seller (or for which Seller may otherwise be liable) without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date and (ii) any liability or obligations relating to Taxes attributable to or imposed on the Acquired Assets or the Business for any period (or portion thereof) ending on or prior to the Closing Date including all liabilities of Seller for Taxes related to the transactions contemplated by this Agreement;

(b) any liability, expense or obligation of Seller arising out of or relating to the execution, delivery or performance of this Agreement, including any claim for payment of fees or expenses as a broker or finder or any transaction-related bonuses or other compensation payable in connection with the origination, negotiation, execution or consummation of this Agreement, or based upon any agreement or alleged agreement between the claimant and Seller;

(c) any liability or obligation of Seller for Indebtedness or Seller Transaction Expenses;

(d) any liability or obligation of Seller relating to any Excluded Asset;

(e) any liability or obligation of Seller arising out of or relating to a breach by Seller of any Applicable Law;

(f) except to the extent included in, and without limiting the scope of, the Assumed Liabilities, any liability or obligation that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller’s ownership, control or use of the Acquired Assets prior to the Closing Date including, but not limited to, any liability to any current, past or future employee or independent contractor or client of Seller based on any event or events occurring prior to the Closing Date or otherwise attributable to the performance of services for or on behalf of Seller prior to the Closing Date;

(g) any liability or obligation at any time arising under or pursuant to or in connection with any benefit or compensation plan, policy, program, contract, agreement, or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or with respect to which Seller has any current or contingent liability or obligation, including any severance or retention related agreement, plan or similar arrangement, and further including any liabilities or obligations related to the Health and Welfare Benefits or relating to any breach by Seller of any representation or warranty or covenant related to the Health and Welfare Benefits;

(h) any liability or obligation of Seller arising from or relating to the Intellectual Property of third parties with respect to any period on or prior to the Closing Date, including any loss or Infringement thereof;

(i) any liability or obligation of Seller which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor-in-interest” theories of liability (other than the Assumed Liabilities specifically referenced in Section 1.2 above);

(j) any liability or obligation related to any brokers or advisors or any services provided by the same in connection with the Business of Seller; and

(k) any liability set forth on Schedule 1.3(k).

For purposes of this Section 1.3, “Seller” shall be deemed to include all Affiliates of Seller, any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

1.4 Third-Party Consents. To the extent that any Acquired Asset is not assigned or not assignable to Buyer, or if any necessary consent to such assignment shall not have been obtained by Seller, as of the Closing Date, and Buyer agrees to close without such assignment or consent, this Agreement shall not constitute an assignment or attempted assignment of such Acquired Asset. With respect to any such Acquired Asset, from and after the Closing Date, Seller shall use its best efforts to obtain the assignment, or any necessary consents to the assignment, of such Acquired Asset. If such assignments or consents are not obtained, Seller shall enforce at the request of Buyer, at Buyer’s cost, any rights of Seller arising from such Acquired Asset (including a right of termination).

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

2.1 Purchase Price. The aggregate purchase price for the Acquired Assets (the “Purchase Price”) is the sum of (a) the Closing Cash Consideration (as finally determined pursuant to Section 2.3(c) and Section 2.3(e)), (b) the Delayed Payments, if any, and (c) Buyer’s assumption of the Assumed Liabilities.

2.2 Payment of Seller Closing Cash Consideration at the Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller an amount equal to the Seller Closing Cash Consideration by wire transfer of immediately available funds to the account designated by Seller.

2.3 Closing Cash Consideration; Escrow Amount.

(a) Closing Cash Consideration. The term “Seller Closing Cash Consideration” shall mean an amount equal to $25,000,000.00, as such amount may be adjusted pursuant to Section 2.3(c) below. The term “Closing Cash Consideration” shall mean the sum of (i) the Seller Closing Cash Consideration plus (ii) $[***] which is the pay-off amount of the PPP Loan (as defined below).

(b) Escrow Amount. Not less than five (5) days following the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit into an interest-bearing escrow account established under the terms of the Escrow Agreement (the “Escrow Account”) at Buyer’s expense, which Escrow Account shall be used (i) for any Net Working Capital adjustment under Section 2.3(d)(iv), and (ii) for claims by Buyer for indemnification pursuant to Sections 9.1 or 9.2 below, with the balance of the Escrow Amount, subject to claims that are then existing or then reasonably likely to be asserted (as determined by Buyer) (“Pending Claims”), to be released to Seller as Delayed Payments pursuant to Section 2.8 below. Buyer and Seller covenant and agree that they will enter into the Escrow Agreement, in the form attached hereto as Exhibit “C” (the “Escrow Agreement”) within the five (5) day period referenced in the first sentence of this Section 2.3(b).

(c) Purchase Price Adjustment. The Seller Closing Cash Consideration shall be subject to adjustment as provided in this Section 2.3(c).

(i) Estimated Net Working Capital. Not less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a good faith statement (the “Estimated Closing Statement”) setting forth an estimate of the Net Working Capital (the “Estimated Net Working Capital”), (A) prepared and determined in accordance with GAAP (except as otherwise set forth as an exception pursuant to item (B) of this Section 2.3(c)(i) below), and to the extent consistent with GAAP, the financial principles, accounting methods, practices, assumptions, policies, methodologies and procedures consistently applied in the preparation of the Reference Balance Sheet set forth on Appendix A (including any adjustments set forth therein); and (B) except for any exceptions solely to the extent expressly set forth as an exception to GAAP on the face of the Reference Balance Sheet set forth on Appendix A. The Estimated Closing Statement shall provide reasonable detail and supporting documentation. Seller agrees that, during such ten (10)-Business Day period prior to the Closing Date, Seller shall (and shall cause its employees and representatives to) cooperate and consult with (including by providing additional information), and in good faith consider any changes to the Estimated Closing Statement (including all components thereof) proposed by, Buyer.

(ii) Pre-Closing Adjustment. At Closing, (A) any amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target will be added to the Seller Closing Cash Consideration, and (B) any amount by which the Estimated Net Working Capital is less than the Net Working Capital Target will be subtracted from the Seller Closing Cash Consideration.

(iii) Closing Statement. As soon as practicable (but not later than 120 days) following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”), setting forth the proposed final Net Working Capital and any additional adjustment to the Seller Closing Cash Consideration resulting therefrom. The Closing Statement shall be prepared on a basis consistent with the methodology employed in the calculation of the Estimated Net Working Capital pursuant to Section 2.3(c)(i).

(iv) Protest Notice. Within thirty (30) days following delivery of the Closing Statement, Seller may deliver written notice (the “Closing Statement Protest Notice”) to Buyer of any disagreement that Seller has with the Closing Statement. Such Closing Statement Protest Notice shall set forth in reasonable detail the basis of such disagreement together with the amount(s) in dispute. The failure of Seller to deliver such Closing Statement Protest Notice within the prescribed time period will constitute Seller’s acceptance of the Closing Statement as determined by Buyer. Seller and its representatives shall be given full and complete access to all of Buyer’s books and records relating to, and personnel familiar with the determination of Net Working Capital and preparation of, the Closing Statement during reasonable business hours for the purpose of reviewing the Closing Statement, preparing the Closing Statement Protest Notice (if any) and resolving any differences between the Parties pursuant to Section 2.3(c)(v).

(v) Resolution of Protest. During the fifteen (15) days following delivery of any Closing Statement Protest Notice, the Parties shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Closing Statement Protest Notice. If Buyer and Seller are unable to resolve any disagreement set forth in the Closing Statement Protest Notice within such fifteen (15) day period, then Seller and Buyer shall jointly engage a nationally recognized independent public accounting firm that is not the independent auditor of any of Buyer, Seller or their respective Affiliates or any firm that has provided services to Buyer, Seller or their respective Affiliates since December 31, 2017 (the firm so engaged, the “Accountants”). The Accountants so engaged shall be required to resolve the disagreements with or relating to the Closing Statement in accordance with the terms and provisions of this Agreement within thirty (30) days after Seller and Buyer submit the matter to the Accountants, or such longer period if determined reasonably necessary to complete the scope of work. The Accountant’s resolution shall, absent manifest error, be final and binding on each of the Parties. If Seller is not provided by Buyer full and complete access to Buyer’s books and records relating to, and personnel familiar with the determination of Net Working Capital pursuant to Section 2.3(c)(iv), the Accountant shall perform an independent review to determine the Net Working Capital at Buyer’s expense. If Seller provides full and complete access to Buyer’s books and records relating to, and personnel familiar with the determination of Net Working Capital, the Accountants shall act to resolve, based solely on presentations and supporting materials provided by Buyer and Seller, and not by independent review, each item of disagreement; provided, that the Accountants shall only be authorized to resolve any disputed items and amounts within the range of difference between Seller’s position with respect thereto and Buyer’s position with respect thereto. Written submissions must be made by Buyer and Seller within fifteen (15) days after the Accountants are engaged, and the Accountants must rule within fifteen (15) days of receiving such submissions. The Accountants may conduct a conference concerning the disagreements between Seller and Buyer, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accountants and the other Party), and (ii) have present its advisors, accountants, counsel and other representatives. Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The Accountants shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a definitive Closing Statement. Such report and the definitive Closing Statement therein shall, absent manifest error, be final and binding upon the Parties. The fees, costs and expenses of the Accountants shall be paid by Seller in an amount proportionate to the dollar amount contested as submitted to the Accountants by Seller and not awarded to Seller as a percentage of the total dollar amount contested by the Parties, as determined by the Accountants. All remaining fees, costs and expenses of the Accountants shall be paid by Buyer. The term “Final Closing Statement” as used in this Agreement, shall mean the definitive Closing Statement accepted by Seller pursuant to Section 2.3(c)(iv) or agreed to by Seller and Buyer in accordance with this Section 2.3(c)(v) or the definitive Closing Statement resulting from the determinations made by the Accountants in accordance with this Section 2.3(c)(v).

(d) Payment. Within fifteen (15) days following the determination of the Final Closing Statement:

(i) if the Net Working Capital set forth on the Final Closing Statement (the “Final Net Working Capital”) is less than the Estimated Net Working Capital, then Seller shall cause to be paid to Buyer or its designee, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such deficit; or

(ii) if the Final Net Working Capital is greater than the Estimated Net Working Capital, then Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the amount of such excess;

(iii) any amount to be paid by Buyer to Seller pursuant to this Section 2.3(d) shall be paid by wire transfer or other delivery of immediately available funds in accordance with instructions provided by Seller; and

(iv) any amount to be paid by Seller to Buyer pursuant to this Section 2.3(d) may, at Buyer’s sole election, be paid to Buyer from the Escrow Account in accordance with instructions provided by Buyer to the Escrow Agent. To the extent Buyer does not elect to pay any such amount from the Escrow Account in full, then Seller shall cause the unpaid portion thereof to be paid by wire transfer of immediately available funds in accordance with instructions from Buyer. The Parties shall take all actions required to cause the Escrow Agent to make all disbursements as may be required pursuant to this Section 2.3(d)(iv).

(e) PPP Loan. Reference is made to the Note dated as of April 15, 2020, in the principal amount of $[***] (the “PPP Loan”), as issued by Seller to Pinnacle Bank evidencing a Paycheck Protection Program Loan made to Seller. The amount required to pay off the PPP Loan of $[***], which will be included in the Closing Cash Consideration, will be remitted by Buyer directly to Pinnacle Bank at the Closing.

2.4 Allocation of Purchase Price.

(a) The total amount realized by Seller for federal income Tax purposes in connection with the sale of the Acquired Assets pursuant to this Agreement (the “Total Tax Consideration”) will be allocated in the manner required by Section 1060 of the Code among the Acquired Assets (the “Allocation”). The Allocation shall be made in a manner consistent with the fair market values of such of Acquired Assets as agreed between Buyer and Seller or as otherwise provided herein. The Parties shall agree upon a preliminary Allocation prior to the Closing.

(b) Within 30 days after the calculation of the Net Working Capital becomes binding and conclusive on the Parties pursuant to Section 2.3(c), Buyer shall deliver to Seller a statement containing Buyer’s final allocation of the Total Tax Consideration among the Acquired Assets (the “Buyer’s Allocation”), which shall be generally consistent with the preliminary Allocation agreed upon by the Parties prior to the Closing, and a draft IRS Form 8594 as proposed to be included by Buyer with its federal income Tax Return.

(c) Within 30 days after receipt of Buyer’s Allocation, Seller shall review and comment on Buyer’s Allocation, and shall provide to Buyer a draft IRS Form 8594 proposed to be included by Seller in its federal income Tax Return. If within 30 days following receipt of Buyer’s Allocation, Seller has not given Buyer written notice of its objection as to Buyer’s Allocation (which notice shall state in reasonable detail the basis of Seller’s objection), then Buyer’s Allocation shall be binding and conclusive on the Parties and shall be the Final Allocation. If Seller timely objects to Buyer’s Allocation in the manner provided for above, Buyer and Seller shall attempt to resolve their differences by good faith negotiation. If Buyer and Seller are unable to agree to an Allocation within 60 days after the delivery of Seller’s objection to Buyer’s Allocation, any remaining disputed items shall be resolved by the Accountants, in the manner described in Section 2.3(c)(v). Only disputed item(s) relating to Buyer’s Allocation shall be submitted to the Accountants for review. In resolving any disputed item, the Accountants may not assign a fair market value or amount to such item greater than the greatest value or amount, or lower than the lowest amount or value, for such item claimed by either of Buyer or Seller as presented to the Accountants. The fees, costs and expenses of the Accountants shall be paid by Seller in an amount proportionate to the dollar amount of contested items submitted to the Accountants by Seller and not awarded to Seller as a percentage of the total dollar amount contested by the Parties, as determined by the Accountants. All remaining fees, costs and expenses of the Accountants shall be paid by Buyer.

(d) Seller and Buyer shall be bound by the Allocation for all Tax purposes and shall (and shall cause their Affiliates to) (i) prepare and file all Tax Returns in a manner consistent with the Allocation, including an amended Form 8594 required to be filed to reflect any subsequent adjustments to the Total Tax Consideration, and (ii) take no position inconsistent with the Allocation in any Tax Return, any proceeding before any taxing authority or otherwise, provided, however, that if, in any audit of any Tax Return or other proceeding relating thereto, the amount of the Total Tax Consideration or the fair market values of the

Acquired Assets are finally determined by a taxing authority to be different from the values used in determining the allocation shown on the Forms 8594, as most recently amended, Buyer and Seller and their respective Affiliates may (but shall not be obligated to) take a position or action consistent with such amount or values as finally determined in such audit. In the event that the Allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties and keep the other Parties apprised of material developments concerning resolution of such dispute.

2.5 Closing. Subject to the conditions set forth herein, the consummation of the transactions that are the subject of this Agreement (the “Closing”) shall occur at the offices of Reiter, Brunel & Dunn, PLLC, 6805 Capital of Texas Highway N., Suite 318, Austin, TX 78731, or such other place as Buyer and Seller may mutually agree upon, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII and in any event within three (3) Business Days thereafter, or on such other date as Buyer and Seller may mutually agree, and the Closing shall be deemed effective as of 12:01 a.m., Central time, on the Closing Date. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

2.6 Closing Deliveries of Seller. At the Closing, Seller will execute and deliver or cause to be executed and delivered, as applicable, to Buyer:

(a) Assignment and Bill of Sale. An assignment and bill of sale for the Acquired Assets, substantially in the form and to the effect of Exhibit A attached hereto (the “Assignment and Bill of Sale”);

(b) Tax Certificate. A certification of Seller in compliance with Section 1445 and the Treasury Regulations thereunder that Seller is not a foreign person, substantially in the form and to the effect of Exhibit B attached hereto;

(c) Payoff Letters and Lien Discharges. A payoff letter from each holder of Indebtedness of Seller or any party with any Lien against any Acquired Assets, indicating that upon payment of a specified amount such holder shall release its security interest and agree to execute Uniform Commercial Code Termination Statements, or such other documents or endorsements necessary to release of record the security interests of all such holders, and evidence of the release or discharge of such financing statements, judgments, or other Liens (other than Permitted Liens) on or against the Acquired Assets, in form and substance reasonably satisfactory to Buyer (a “Payoff Letter”);

(d) Payment of Debt and Expenses. Seller shall prepare and deliver to Buyer a good faith statement setting forth, as of the Closing Date, the Indebtedness of Seller and Seller Transaction Expenses; and Seller will provide evidence of payment of all Indebtedness and Seller Transaction Expenses not otherwise paid pursuant to the Payoff Letters in Section 2.6(c);

(e) Assignments of Intellectual Property. Assignments of Intellectual Property in form and substance reasonably satisfactory to Buyer;

(f) Company Resolutions. Certified copies of the resolutions of the managers and members of Seller unanimously authorizing and approving the transactions contemplated by this Agreement and the Transaction Documents;

(g) [Intentionally omitted]

(h) Commercial Lease. Evidence of the termination of the Commercial Lease dated as of May 3, 2018, between Seller and [***], and a new Commercial Lease with Buyer, as executed by [***], substantially in the form of Exhibit D attached hereto, which shall be in full force and effect from and after the Closing Date;

(i) Employment Agreements. An executed Employment Agreement from each of the current employees of Seller identified on Schedule 2.6(i), substantially in the form of Exhibit E attached hereto;

(j) Opinion Letter of Seller’s Counsel. An executed opinion letter of Harris Law Firm, PLLC in favor of Buyer and Alkami Parent, covering the substantive opinions set forth in Exhibit F attached hereto and in form reasonably acceptable to Buyer;

(k) Transition Services Agreement. An executed Transition Services Agreement from Seller, substantially in the form of Exhibit G attached hereto (the “Transition Services Agreement”);

(l) Good Standing Certificates. Certificates of any state of the United States where Seller is qualified to do business providing that Seller is in good standing; and

(m) Other Closing Deliveries. Any other deliveries reasonably requested by Buyer for the Closing.

2.7 Closing Deliveries of Buyer. At the Closing, Buyer will execute and deliver or cause to be executed and delivered to Seller simultaneously with the delivery of the items referred to in Section 2.6 above:

(a) Assumption Agreement. An assumption agreement for the Assumed Liabilities, substantially in the form and to the effect of Exhibit H attached hereto (the “Assumption Agreement”); and

(b) Resolutions. Certified copies of the resolutions of the Board of Directors of Buyer approving the transactions contemplated by this Agreement and the Transaction Documents.

2.8 Delayed Payment.

(a) “Delayed Payment” shall mean an amount equal to $4,873,359.78, as such amount may be adjusted pursuant to Section 2.8 below.    Subject to the terms and conditions set forth in this Section 2.8, following the Closing and as additional consideration for the Acquired Assets, Buyer shall authorize the release to Seller of (i) $2,500,000 of the Delayed Payment, less any amounts applied to any Net Working Capital adjustment under Section 2.3(d)(iv) and Losses incurred by Buyer Indemnified Parties under Article IX hereof or necessary in combination with the remaining funds held in the Escrow Account to fund Losses with respect to Pending Claims, which release shall be made from the Escrow Account within thirty (30) days following the first anniversary of the Closing Date if, and only if, [***], and (ii) the remaining balance of the Delayed Payment then held in the Escrow Account, less any amounts necessary to fund Losses with respect to Pending Claims, within thirty (30) days following the second anniversary of the Closing Date if, and only if, [***]

(b) Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement, including any Delayed Payment, such amounts as are required to be deducted and withheld under applicable Tax law. Amounts withheld pursuant to this Section 2.8(c) and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(c) To the extent there are bona fide claims under Article IX hereof pending against Seller or the Seller Principals at the time a Delayed Payment otherwise would be made under this Section 2.8, Buyer may instruct the Escrow Agent to not release that amount of the Delayed Payment represented by such claims, as such amount is determined by Buyer in its reasonable discretion, until the earlier of (i) the date that such claims have been dismissed, adjudicated or settled, or (ii) the fourth anniversary of the Closing Date.

2.9 Alkami Parent Guarantee of Buyer Obligations. In consideration of Seller’s and Seller Principals’ entry into this Agreement, Alkami Parent hereby guarantees to Seller the payment in full of any and all amounts payable by Buyer to Seller and/or the Escrow Agent pursuant to this Agreement, as applicable, in each case in accordance with the terms and subject to the conditions and limitations herein. Accordingly, if for any reason Buyer shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable under this Agreement, Alkami Parent shall forthwith pay or cause to be paid such amounts to the Persons entitled thereto under the terms of this Agreement, at the place and time specified herein. Notwithstanding anything contained herein to the contrary, (a) the obligations of Alkami Parent pursuant to this Section 2.9 are subject to the satisfaction or waiver of all conditions precedent to Buyer’s obligations under this Agreement, and (b) Seller hereby agrees that Alkami Parent may assert, as a defense to, or release or discharge of, any payment or performance by Alkami Parent, any claim, set-off, deduction, defense or release that Buyer could assert against Seller or any Seller Principal under the terms of, or with respect to, this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

AND THE SELLER PRINCIPALS

Except as set forth in the Seller Disclosure Schedules delivered by Seller to Buyer on the date hereof, Seller and the Seller Principals, jointly and severally, represent and warrant to Buyer as follows:

3.1 Authority; Binding Effect. Seller has the requisite authority and legal capacity to execute and deliver this Agreement, the Transaction Documents to which it is a party and all other certificates, agreements or other documents to be executed and delivered by Seller in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents to which Seller is a party, and all other certificates, agreements or other documents to be executed and delivered by Seller in connection herewith, and the performance of the obligations of Seller hereunder and thereunder, have been duly and validly authorized by all necessary action of Seller and no additional authorization on the part of Seller or its officers, managers or members is necessary. This Agreement has been, and the Transaction Documents to which Seller is a party and all other certificates, agreements or other documents to be executed and delivered by Seller in connection herewith will be, duly executed and delivered by Seller. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other Parties and such other certificates, agreements or other documents by the signatories thereto other than Seller, this Agreement is, and such other certificates, agreements or other documents will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

3.2 Organization; No Subsidiaries. Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate the properties and assets now owned, leased or operated by it and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to transact business and is in good standing as a foreign company in each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such license or qualification. All issued and outstanding membership and other equity interests in Seller are owned, beneficially and of record, by Seller Principals. Seller does not own or control, directly or indirectly, any equity interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement.

3.3 No Violations. Except as identified on Schedule 3.3, the execution, delivery and performance by Seller of this Agreement, the Transaction Documents to which it is a party, and the other certificates, agreements or documents to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated by this Agreement, do not and will not, (i) conflict with or violate any provision of the organizational documents of Seller, (ii) conflict with, result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both), or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, any Assigned Contract or any other contract or agreement to which Seller is a party or to which any of its assets is subject, or (iii) violate or result in a breach of, or constitute a default under, any law or Order applicable to Seller.

3.4 Consents and Approvals. Except as identified on Schedule 3.4, no consent, approval, Order or authorization of any Person or Governmental Authority is required in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.5 Financial Statements.

(a) Schedule 3.5 contains a true and complete copy of the following financial statements (the “Financial Statements”):

(i) the balance sheet of Seller as of December 31, 2018, and the related unaudited statements of income, cash flows and members’ equity for the fiscal year of Seller then ended;

(ii) the balance sheet of Seller as of December 31, 2019, and the related unaudited statements of income, cash flows and members’ equity for the period then ended; and

(iii) the balance sheet of Seller as of October 1, 2020 (the “Latest Balance Sheet Date”), and the related unaudited statements of income, cash flows and members’ equity for the period then ended.

(b) The Financial Statements are complete and correct in all material respects, consistent with the books and records of Seller (which are accurate and complete in all material respects) and fairly present, in all material respects, the financial condition, assets and liabilities of Seller as of its respective date for the period related thereto in accordance with Seller’s historical accounting practices and policies consistently applied throughout the periods covered thereby. The reserves reflected in the Financial Statements are appropriate and reasonable and have been calculated in a manner consistent with past custom and practices.

(c) Except as set forth in the Financial Statements, Seller does not have any material debts, liabilities or obligations of any nature that are related to the Business (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), except (i) to the extent related to the future performance of any Material Contract or (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past custom and practices.

3.6 Assets.

(a) Personal Property. Schedule 3.6(a) is a list of the (i) fixed assets with a value greater than $10,000 used in or related to the Business and (ii) each other tangible asset with a value greater than $10,000 used in or related to the Business (collectively, the “Personal Property”).

(b) Title and Condition. (i) The Acquired Assets include all of the tangible and intangible assets, properties and rights, of any nature whatsoever, used in or material to the Business and all of the assets or properties necessary to conduct the Business as presently conducted or necessary to permit Buyer to conduct the Business immediately after the Closing in the same manner as the Business has been conducted by Seller immediately prior to the Closing; (ii) Seller has good and valid title to, or a valid leasehold interest in or a valid right to use, all of the Acquired Assets, in each case free and clear of all Liens, other than Permitted Liens; (iii) the Assignment and Bill of Sale and the endorsements, assignments and other instruments to be executed and delivered by Seller to Buyer at the Closing will effectively vest in Buyer good and valid title to, and ownership of, the Acquired Assets free and clear of all Liens other than Permitted Liens; and (iv) to Seller’s Knowledge, all items of Personal Property are in good condition and repair (subject to normal wear and tear), are useable in the ordinary and usual course of business consistent with past custom and practice and none of the items of Personal Property require any repair or replacement except for maintenance in the ordinary and usual course of business consistent with past custom and practice.

3.7 Taxes. Except as set forth on Schedule 3.7:

(a) All Tax Returns required to have been filed by Seller have been filed in all required jurisdictions, and all such Tax Returns are true, correct and complete in all material respects. Seller has paid all Taxes (including estimated Taxes) related to the Business that are required to have been paid (whether or not shown on any Tax Return). There are no Liens with respect to Taxes (except for liens with respect to current Taxes not yet due) upon any of the Acquired Assets.

(b) No audit or other proceeding by any Governmental Authority is pending or to Seller’s Knowledge threatened with respect to any Taxes due from Seller or any Tax Return filed or required to have been filed by Seller relating to or including the Business. No assessment or deficiency for any amount of Tax has been proposed, or to Seller’s Knowledge threatened, which assessment has not since been finally resolved by payment or otherwise. No Governmental Authority has asserted a claim (or, to Seller’s Knowledge, threatened to assert a claim) that Seller has a liability for any unpaid Tax liability with respect to the Business or the Acquired Assets, which claim has not since been finally resolved by payment or otherwise.

(c) Seller has not been and Seller is not in violation of any Applicable Law requiring withholding, depositing or reporting of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3102, 3401 and 3406 of the Code or similar provisions under any state, local or foreign laws). Seller has withheld from salaries, wages and other compensation all amounts required to have been withheld by it with respect to Taxes and has deposited with the appropriate taxing authorities all amounts required to have been deposited by it for all periods under all Applicable Laws. All Persons who have provided services to Seller and have been classified by Seller as independent contractors for the purposes of Tax withholding laws were properly so classified.

(d) Schedule 3.7(d) sets forth a list of each jurisdiction with respect to which Seller has filed a Tax Return for a period beginning on or after January 1, 2015, the type of Tax or Taxes to which each such Tax Return relates and the most recent year for which each such Tax Return was filed. Since January 1, 2015, no claim has been made by a taxing authority in a jurisdiction not listed in Schedule 3.7(d) that Seller is or may be subject to taxation by that jurisdiction by reason of Seller’s conduct of the Business.

(e) Seller is not a “foreign person” within the meaning of Section 1445(a) of the Code.

(f) Seller has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(i) and Treasury Regulation Section 1.6011-4(6).

3.8 Contracts.

(a) Schedule 3.8(a) provides a list of any written or oral:

(i) agreement, contract or commitment relating to the current employment of any Person, or any unexpired bonus, deferred compensation, pension, profit sharing, phantom interest, option, retirement, retention, severance, change of control or other employee benefit plan or arrangement, in each case, relating to the Business;

(ii) loan agreement (other than as related to accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or any other agreement, contract or commitment relating to the Indebtedness of Seller or Seller making any loan, advance or investment, in each case, relating to the Business;

(iii) agreement evidencing any Indebtedness, including loan and credit agreements, promissory notes and other instruments of Indebtedness of Seller relating to the Business;

(iv) guarantee or other contingent liability relating to the Business in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(v) management service, consulting, maintenance or any other similar agreement, contract or commitment relating to the Business (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $25,000;

(vi) agreement, contract or commitment relating to the Business (including broker, distributor, vendor, reseller or maintenance agreements) which involved aggregate payments of $25,000 or more in the 12-month period preceding the date of this Agreement or involves expected aggregate annual payments of $25,000 or more after the date of this Agreement, or which otherwise is not cancelable by Seller without penalty within one hundred twenty (120) days;

(vii) contract with any Material Client or any other client of Seller providing for annual aggregate payments of more than $10,000;

(viii) warranty agreement with any supplier to Seller with respect to products sold or indemnity agreement with any supplier to Seller under which Seller is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(ix) agreement, contract or commitment relating to the Business (other than as set forth in item (i) above) with any Affiliate, officer, member, manager, employee or agent of Seller;

(x) agreement or arrangement relating to the Business regarding noncompetition, employee nonsolicitation, or providing for non-disclosure or confidentiality obligations that were entered into outside of the ordinary and usual course of business of Seller; and

(xi) agreement, contract or commitment relating to the Business outside the ordinary and usual course of business consistent with past custom and practice.

(b) Correct and complete copies of the items required to be set forth on Schedule 3.8(a) (together with all Leases, the “Material Contracts”), have previously been made available to Buyer. Seller is not in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Material Contract or any other obligation owed by Seller, and to Seller’s Knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Material Contract or obligation. Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.

3.9 Real Property.

(a) Seller does not own any real property.

(b) Except for the leases identified on Schedule 3.9(b) (collectively, the “Leases”), there are no leases, subleases, licenses and other agreements (whether written or oral) for any parcel of real property leased, used or occupied by Seller. Seller has made available to Buyer true, correct and complete copies of the Leases, including all amendments, terminations and modifications thereof. The Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Seller, or to Seller’s Knowledge, any other party thereto. Seller currently occupies all of the real property leased under the Leases for the operation of the Business, and there are no other parties occupying, or with a right to occupy, such leased real property.

(c) All real property leased under the Leases is in good operating condition and repair and is suitable for the conduct of the Business as presently conducted thereon.

3.10 Litigation. Except as set forth on Schedule 3.10, there is not now, nor has there ever been, any suit, action, proceeding, investigation, complaint, claim, charge or Order pending or, to the Knowledge of Seller, threatened against Seller or relating to the Business or the Acquired Assets (or pending or, to the Knowledge of Seller, threatened against any of the officers, managers, or key employees of Seller), or to which Seller is otherwise a party, before any Governmental Authority, nor is there any basis for any such suit, action, proceeding, investigation, complaint, claim or Order. Seller is not subject to, and the Business and the Acquired Assets are not bound by, any Order or decree of any Governmental Authority. Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

3.11 Intellectual Property.

(a) Seller owns, or possesses sufficient legal rights allowing it to use, all Seller Intellectual Property in the conduct of the Business as now conducted and as presently proposed by Seller to be conducted in a manner that would not conflict with or Infringe the rights of others. Seller is the sole and exclusive owner of each item of Seller Owned IP (including all Seller Registered IP and all material unregistered Trademarks listed in Schedule 3.11(b)) free and clear of all liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of Seller Owned IP granted to Seller’s clients in the ordinary course of business pursuant to Seller’s standard form of license. Seller has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of Seller Owned IP and to retain for itself any damages recovered in any such action.

(b) Seller has taken commercially reasonable steps to maintain its rights in Seller Intellectual Property and in all registrations and applications for registration of Seller Registered IP. Seller has taken commercially reasonable steps to protect the confidentiality of confidential information and Trade Secrets of Seller, and any third party that has provided any confidential information or Trade Secrets to Seller. Schedule 3.11(b) lists (i) all Seller Registered IP and all material unregistered Trademarks used by Seller, (ii) any actions that must be taken by Seller within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions pending, or to Seller’s Knowledge, threatened before any court, Governmental Authority, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which Seller is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any Seller Registered IP. With respect to each item of Seller Registered IP: (A) all registration, maintenance and renewal fees that have become due to date have been paid, and all necessary documents and certificates required to be filed with the relevant Patent, copyright, trademark or other authorities, Governmental Authorities, or registrars in the United States or foreign jurisdictions, as the case may be, to date for the purposes of maintaining Seller Registered IP have been timely filed; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, and valid and enforceable; and (D) each such item is not subject to any past due and unpaid maintenance fees. Seller has not misrepresented, or failed to disclose, any material facts or circumstances in connection with any Seller Registered IP that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Seller Registered IP.

(c) Except as set forth on Schedule 3.11(c), all Seller Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by Seller without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) Seller to grant to any third party any right to or with respect to any Seller Intellectual Property, (ii) Seller to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) Seller to lose any rights in or to any Seller Intellectual Property, or (iv) Seller to be in violation of any contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by Seller in the absence of this Agreement or the transactions contemplated hereby.

(d) Schedule 3.11(d) lists all Seller Products by name or version number, as applicable, and identifies any third party Software (except for Shrink Wrap Code) that is included in Seller Products. With respect to Seller Products: (i) to Seller’s Knowledge, there are no unresolved defects, malfunctions or nonconformities that would reasonably be expected to prevent any Seller Product from performing in all material respects in accordance with applicable documentation, (ii) there have been and are no claims asserted against Seller or any of its clients or distributors related thereto, nor to Seller’s Knowledge have there been any threats thereof; and (iii) Seller has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Seller Products. To Seller’s Knowledge, all Seller Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Seller Product, or data or other software of users (collectively “Contaminants”). Seller has taken commercially reasonable steps to prevent the introduction of Contaminants into Seller Products and Seller Owned IP.

(e) To Seller’s Knowledge, no Person is Infringing any Seller Owned IP.

(f) Schedule 3.11(f) lists all contracts, agreements and instruments under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to Seller, excluding any non-disclosure agreements entered into in the ordinary course of business and licenses for Shrink Wrap Code, for Open Source Software, and for a client’s Intellectual Property solely to enable Seller to provide Seller Products to such client. Seller is in compliance with all such licenses governing third party Intellectual Property. Other than Intellectual Property licensed to Seller under the licenses set forth in Schedule 3.11(f) and Intellectual Property explicitly excluded from the disclosure requirement for Schedule 3.11(f), no third party Intellectual Property is used in or necessary for the conduct of the Business as it currently is conducted or as currently proposed to be conducted, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Seller Products.

(g) The operation of the Business as it has been conducted since the inception of Seller, as currently conducted and as is currently proposed to be conducted, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Seller Product has not and does not Infringe any Intellectual Property of any Person. Seller has not received any communications asserting that Seller has violated or, by conducting the Business would violate, any Intellectual Property rights of any other Person. Seller has not received, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing Seller to review or consider the applicability of such Person’s Intellectual Property to the Business and/or Seller Intellectual Property or claiming that the operation of the Business or any act, product, technology or service of Seller Infringes any Intellectual Property rights of any Person (including, without limitation, any demand or request that Seller license any rights from a third party).

(h) Seller has obtained and possesses valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business.

(i) It has not been necessary to use any inventions of any of Seller’s employees, consultants or independent contractor (or Persons it currently intends to hire) made prior to their employment or engagement, as applicable, by Seller.

(j) Each current and former employee, consultant and independent contractor of Seller has assigned to Seller all Intellectual Property he or she developed for or on behalf of Seller that are related to the Business as now conducted and as presently proposed to be conducted. Copies of Seller’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and Seller’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or independent contractors (the “Consultant Proprietary Information Agreement”; and collectively with the Employee Proprietary Information Agreements, the “Proprietary Information Agreements”) have been made available to Buyer. Each (i) current and former employee of Seller, (ii) current and former consultant or independent contractor of Seller, and (iii) individual who has been involved in the creation, invention or development of Seller Intellectual Property or Seller Products for or on behalf of Seller (each, a “Contributor”), has executed and delivered, and to Seller’s Knowledge is in compliance with, the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement or a similar agreement that does not deviate in any material respect from such standard forms. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Seller Products or Seller Owned IP, nor has any current or former employee, consultant or independent contractor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.

(k) No third party that has licensed (including by means of covenant not to sue) or provided any material Intellectual Property to Seller thereof has retained ownership of or license rights under any such Intellectual Property in any modifications, improvements or derivative works made solely or jointly by or for Seller.

(1) To Seller’s Knowledge, no Seller Owned IP is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by Seller.

(m) No funding, facilities or resources of any government, university, college, other educational institution, or international organization or research center was used in the development of Seller Products or Seller Owned IP. Seller is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Seller Owned IP.

(n) Schedule 3.11(n) lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Seller Product or Seller Owned IP in any way, or from which any Seller Product or Seller Owned IP was derived, and indicates whether (and, if so, how) the Open Source Software was modified and/or distributed out by Seller. Seller has not used Open Source Software in any manner that would or could, with respect to any Seller Product or any Seller Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Seller with respect to Seller Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Seller Owned IP or (v) impose any other material limitation, restriction, or condition on the right of Seller with respect to its use or distribution. With respect to any Open Source Software that is or has been used by Seller in any way, Seller has been and is in compliance with all applicable licenses with respect thereto.

(o) Except as set forth on Schedule 3.11(o), neither Seller nor, to the Knowledge of Seller, any other Person acting on its behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Seller Product or Seller Owned IP, except for disclosures to Contributors under binding written agreements that prohibit use or disclosure except in the performance of services to Seller.

(p) Seller is, and at all times has been, in compliance in all material respects with (A) all applicable Laws and U.S. and non-U.S. rules and regulations pertaining to (i) data security, cybersecurity, and e -commerce, including, in each case, the rules implemented thereunder, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”); and (i) and (ii) together referred to as “Privacy Laws”) and (B) all contracts, agreements or instruments (or portions thereof) to which Seller is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). Seller has delivered to Buyer accurate and complete copies of all of the Privacy Agreements.

(q) Seller has implemented written policies relating to Data Activities, including, without limitation, a publicly posted privacy policy and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). Seller has made available a true, correct, and complete copy of each Seller Privacy and Data Security Policy in effect in the three (3) years prior to the date hereof. At all times, Seller has been and is in compliance, with all such Privacy and Data Security Policies, has at all times made all disclosures to users or clients required by Applicable Law, and none of such disclosures made or contained in any such Privacy and Data Security Policies has been inaccurate, misleading or deceptive or in violation of any Applicable Law. Seller has provided all necessary notifications to, and has obtained all appropriate consent from, Persons regarding its Data Activities. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(r) There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against Seller initiated by (i) any Person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Authority; or (iv) any regulatory or self-regulatory entity alleging that any Data Activity of Seller: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, misleading or abusive trade practice.

(s) At all times, Seller has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data and Client Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data or Client Data in the possession or control of Seller or to the Knowledge of Seller, any of its contractors with regard to any Personal Data or Client Data obtained from or on behalf of Seller, nor has there been any unauthorized intrusions or breaches of security into any Information Systems. Seller contractually requires all third parties, including vendors, affiliates, and other persons providing services to Seller that have access to or receive Personal Data or Client Data from or on behalf of Seller to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Seller Personal Data and Client Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Seller has implemented and maintained, consistent with its contractual and other obligations to other Persons, commercially reasonable security and other measures necessary to protect all computers, networks, software and systems owned or controlled by Seller and used in connection with the operation of Seller business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of Seller’s Information Systems.

(t) There are no pending or, to Seller’s Knowledge, threatened claims for which Seller must provide an indemnification or assume any other obligation for any actual or alleged Infringement by Seller.

3.12 Conduct of Business. Except as set forth on Schedule 3.12, since December 31, 2019, Seller has conducted the Business only in the ordinary and usual course of business consistent with past custom and practice. Since December 31, 2019, there has been no Material Adverse Effect on the Business. Without limitation of the foregoing and except as set forth on Schedule 3.12, since December 31, 2019, Seller has not:

(a) suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of $25,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

(b) redeemed or repurchased, directly or indirectly, any of its equity securities or purchased, redeemed or otherwise acquired any of its equity securities or any warrants, options or other rights to acquire any of its equity securities;

(c) issued, sold or transferred any of its equity securities, any securities convertible, exchangeable or exercisable into any of its equity securities, or warrants, options or other rights to acquire any of its equity securities;

(d) discharged or satisfied any Lien or paid any material obligation or liability outside the ordinary course of business;

(e) mortgaged, pledged or subjected any portion of its properties or assets to any Lien outside the ordinary course of business;

(f) sold, leased, assigned or transferred a material portion of its tangible assets, except for sales of inventory in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

(g) sold, assigned, licensed, transferred, abandoned or permitted to lapse any license or permits, which, individually or in the aggregate, are material, or any Intellectual Property or other intangible assets owned by, issued to or licensed to it;

(h) made or granted any material bonus or any wage, salary or compensation increase to any officer, employee, partner or sales representative, group of employees or consultants outside the ordinary course of business or made or granted any material increase in any employee benefit plan, program, policy or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by any existing arrangement or by Applicable Law or in each case, except in the ordinary course of business;

(i) made any change in employment terms for any of its managers, officers and employees outside the ordinary course of business;

(j) conducted its cash management customs and practices other than in the ordinary course of business (including with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);

(k) engaged in any promotional sales or discount or other activity with clients that has or would reasonably be expected to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(l) terminated, amended, restated, supplemented or waived any rights under any Assigned Contract or any other Material Contract, other than in the ordinary course of business consistent with past practice;

(m) amended, or authorized the amendment of, Seller’s organizational or governing documents;

(n) made any capital expenditures or commitments for capital expenditures for which the aggregate outstanding amount of unpaid obligations and commitments is in excess of $25,000;

(o) with respect to any Apportioned Taxes, made, changed or rescinded any Tax election, changed or adopted any Tax annual accounting period or Tax accounting method, filed any amended Tax Return, entered into any Tax closing agreement, settled or compromised any Tax audit, claim or assessment, surrendered or abandoned any right to claim a Tax refund, offset or other reduction in liability or consented to any extension or wavier of the limitations period applicable to any Tax claim or assessment;

(p) accelerated, terminated, modified or cancelled any contract, lease, sublease, sublicense or any other agreement set forth on attached Schedule 3.8(a); or

(q) committed to do any of the foregoing.

3.13 Insurance Policies. Schedule 3.13 sets forth a correct and complete list and summary description, including policy number, coverage and deductible, of all insurance policies owned by Seller, correct and complete copies of which policies have previously been delivered to Buyer. Such policies are in full force and effect, all premiums due thereon have been paid and Seller is not in default thereunder. Seller has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor to Seller’s Knowledge is there any basis for any such action. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.

3.14 Licenses and Permits. Seller owns, holds, possesses or lawfully uses all the material permits, licenses, registrations, authorizations, consents, certificates, orders, franchises, variances and approvals of Governmental Authorities necessary for the ownership, use, occupancy or operation of the Acquired Assets and the conduct and operation of the Business, all of which are identified on Schedule 3.14 (“Permits”). Seller is in compliance with such Permits, all of which are in full force and effect, and Seller has not received any notices (written or oral) to the contrary and, to Seller’s Knowledge, there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby.

3.15 Welfare and Benefit Plans.

(a) Schedule 3.15(a) sets forth a true and complete list of all Employee Benefit Plans sponsored, maintained or contributed to by Seller or with respect to which Seller has any liability or maintained, sponsored or contributed to by any Affiliate of Seller in connection with the Business (collectively, the “Business Benefit Plans”). Seller represents and warrants that the Business Benefit Plans are paid in full and fully funded for the current periods of each such plan. Seller has furnished Buyer with summaries of or true and complete copies of all Business Benefit Plans that have been reduced to writing; written summaries of the material terms of all material unwritten Business Benefit Plans; and related IRS determination letters or opinions, copies of all material applications and correspondence to or from the IRS or Department of Labor, and summary plan descriptions regarding any Business Benefit Plan. In addition, with respect to the Health and Welfare Benefits, Seller has further furnished Buyer with true and complete copies of: all plan and trust documents and any amendments thereto; all summary plan descriptions, summaries of material modification, and other material documents provided to participants; all insurance contracts and administrative service agreements; Forms 5500 (as filed) for the most recent three (3) plan years; and all other material documents pursuant to which the Health and Welfare Benefits are maintained and administered.

(b) No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by Seller or any of its Affiliates that has not been satisfied in full.

(c) Except as set forth on Schedule 3.15(c), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller to severance pay, or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, increase the amount of or result in forfeiture of any compensation due any such employee or officer.

(d) Each Business Benefit Plan has been established, maintained, funded and administered, in form and operation, in compliance in all material respects with its terms and all Applicable Laws, including ERISA and the Code. There are no pending, or to Seller’s Knowledge, threatened or anticipated claims, proceedings, audits, investigations, litigation, or actions by or on behalf of any Business Benefit Plan, by any employee or beneficiary covered under any such Business Benefit Plan, or otherwise involving any such Business Benefit Plan (other than routine claims for benefits). Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and a copy of the most recent determination letter received from the IRS with respect to such Business Benefit Plan has been provided to Buyer.

(e) Seller has no obligation to provide post-employment welfare benefits other than as required under Section 4980B of the Code or any similar state Laws (“COBRA”). Seller and its Affiliates have complied and are in compliance with the requirements of COBRA. With respect to the Health and Welfare Benefits, all premiums, contributions, distributions, payments and reimbursements for all periods ending prior to or on the Closing have been timely made or paid or are reflected as liabilities in Net Working Capital.

3.16 Environmental Matters.

(a) Seller is and has been in compliance in all material respects with all applicable Environmental Laws. None of the Company or any of its executive officers has received, nor, to the knowledge of the Company, is there any basis for, any notice, communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) There is and has been no Release or, to the Knowledge of Seller, threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any predecessor company or at any other location with respect to which the Company may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property on which the Company operates or has operated. To the Knowledge of Seller, Seller is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending Action or, to the Knowledge of Seller, threatened any action or investigation by any Governmental Authority with respect to Seller relating to Hazardous Substances or otherwise under any Environmental Law.

(c) For purposes of this Section 3.16:

(i) “Environmental Laws” means: any Applicable Law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii) “Release” has the meaning set forth in Section 101(22) of CERCLA.

3.17 Legal Compliance; Trade Laws.

(a) Seller, with respect to the Business and the Acquired Assets, is currently and has been in compliance in all material respects with all Applicable Law. Seller has not, with respect to the Business or the Acquired Assets, received any notice, report or other information regarding any violation of, or any liability (contingent or otherwise) or investigatory obligation under, any Applicable Law, or any other notice of any completed, pending or potential investigation by any Governmental Authority in the past five (5) years.

(b) Neither Seller nor any of Seller’s members, managers, officers, employees, representatives or agents in relation to the Business (i) has violated, has caused other Persons to be in violation of, is currently violating, or is reasonably expected to violate the Foreign Corrupt Practices Act or any other trade laws; (ii) has with a corrupt or improper intention directly or indirectly (through other Persons) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, favor, or anything else of value to a governmental official or any other Person for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or duty decisions, court decisions, special concessions, contracts, business, or any other improper advantage; (iii) has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or other benefit or advantage to or for the benefit of any governmental official or other Person whether in the public or private sector; (iv) has solicited, accepted, or received any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or similar benefit from any Person; (v) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (vi) has inserted, concealed, or misrepresented corrupt, illegal, fraudulent, false, or improper payments, expenses, or other entries in the books and records of Seller; (vii) is a governmental official or has immediate family members who are government officials; (viii) has laundered, concealed, or disguised the existence, illegal origins, and/or illegal application of, criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; or (ix) has used or dealt with funds or proceeds derived from illegal activities such as corruption, fraud, embezzlement, drug trafficking, arms smuggling, organized crime, or terrorism, including to finance any such illegal activities.

3.18 Salaries. Schedule 3.18 is a true, complete and correct list setting forth (i) the names, current compensation rate and other compensation of all individuals currently employed by the Business as of the date hereof and (ii) the names and current compensation rates for all independent contractors who render services on a regular basis to the Business and whose aggregate compensation was in excess of $75,000 in either of the past two years or is reasonably expected by Seller to be in excess of $75,000 in the current year.

3.19 Employees. Except as set forth on Schedule 3.19, Seller is not a party to or obligated with respect to any outstanding contracts or arrangements with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers of the Business. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. There are no administrative charges or court complaints pending or, to Seller’s Knowledge, threatened against Seller before the U.S. Equal Employment Opportunity Commission or any state or Federal court or agency concerning alleged employment discrimination, wage and hour or any other matters relating to the employment of labor relating to the Business. Seller has not taken any action which was calculated to dissuade any of its present employees, representatives or agents from becoming associated with Buyer following the Closing. To Seller’s Knowledge, no employee of Seller intends to terminate employment with Seller or is otherwise likely to become unavailable to accept his or her offer of employment with Buyer if such an offer is extended by Buyer.

3.20 Workers’ Compensation. Schedule 3.20 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees (including dependents and spouses) of the Business made since December 31, 2019, for costs, expenses and other liabilities under any workers’ compensation laws, regulations, requirements or programs and any other medical costs and expenses for which Seller has any payment obligation.

3.21 Clients and Suppliers. Schedule 3.21(a) sets forth is a complete and correct list of the names of the fifteen (15) largest clients of Seller by revenue (the “Material Clients”) for the year ended December 31, 2019 and as of the end of the Latest Balance Sheet Date, respectively, and sets forth opposite the name of each such Material Client the amount invoiced to such Material Client during such respective period; and Schedule 3.21(b) sets forth the ten (10) top suppliers of Seller by amount spent for the year ended December 31, 2019 and as of the end of the Latest Balance Sheet Date, respectively. Since January 1, 2020, no such supplier or Material Client has (i) has cancelled or otherwise terminated, or, to Seller’s Knowledge, threatened to cancel or terminate, its relationship with Seller, (ii) materially decreased or threatened to materially decrease its purchases from, or supplies to, Seller, or (iii) materially increased or threatened to increase pricing terms with respect to goods or services sold to Seller. Seller has no Knowledge, that any such supplier or Material Client intends to cancel or otherwise modify its relationship with Seller, or with Buyer, as a result of or on or after the Closing.

3.22 Accounts Receivable. All accounts receivable of Seller (a) are properly reflected on Seller’s books and records in accordance with Seller’s historical accounting policies and practices as consistently applied by Seller, and (b) represent valid obligations of the respective clients of the Business arising solely out of bona fide transactions in the ordinary course of business. No Person has any Lien (other than Permitted Liens) on any accounts receivable of Seller or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable of Seller. Since December 31, 2019, Seller has timely collected its accounts receivable in the ordinary course of business and has not accelerated any such collections or granted any discounts or client advances in connection therewith, as well as, identified any possible write-offs or doubtful accounts in the respective financial period.

3.23 Affiliate Transactions. Except as set forth in Schedule 3.23, no Affiliate of Seller: (i) owns any material property or right, whether tangible or intangible, which is used by the Business; (ii) has any claim or cause of action against Seller relating to the Business; (iii) owes any money to Seller or is owed money from Seller relating to the Business; (iv) is a party to any contract or other arrangement, written or oral, relating to the Business, with Seller; or (v) provides services or resources to the Business or is dependent on services or resources provided by the Business. Schedule 3.23 sets forth every material business relationship relating to the Business (other than normal employment relationships) between Seller, on the one hand, and any Seller’s present or former members, managers officers, employees or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.

3.24 Warranty Obligations. Schedule 3.24 sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of Seller in respect of any of the Seller Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation; and (ii) each of the Warranty Obligations that is subject to any dispute or, to the Knowledge of Seller, threatened dispute. True, correct and complete copies of the Warranty Obligations have been delivered or made available by Seller to Buyer prior to the execution of this Agreement. As of the date hereof, Seller has no Knowledge of any pending Warranty Obligation that remains to be provided or performed by Seller under any of the Assigned Contracts. There have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of Seller is authorized to undertake any obligation to any client of Seller or other Person in excess of such Warranty Obligations.

3.25 Broker Fees. Seller has not employed any broker, finder or agent and has not incurred or will not incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Solvency. Immediately after giving effect to the consummation of the transaction contemplated by this Agreement: (a) the fair saleable value (determined on a going basis) of the assets of Seller will be greater than the total amount of its liabilities; (b) Seller will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Seller will have adequate capital to carry on its business.

3.27 Disclosure. No representation or warranty by Seller or the Seller Principals in, and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Buyer by Seller or the Seller Principals pursuant to, this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

ARTICLE IV

SELLER PRINCIPALS’ REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of each Seller Principal set forth in Article III hereof, each of the Seller Principals, jointly and severally, hereby represents and warrants to Buyer as follows:

4.1 Authority; Binding Effect. Each Seller Principal has the requisite authority and legal capacity to execute and deliver this Agreement, the Transaction Documents to which such Seller Principal is a party, and all other certificates, agreements or other documents to be executed and delivered by such Seller Principal in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other certificates, agreements or other documents to be executed and delivered by each Seller Principal in connection herewith, and the performance of the obligations of each Seller Principal hereunder and thereunder, have been duly and validly authorized by all necessary action of such Seller Principal and no additional authorization on the part of such Seller Principal is necessary. This Agreement has been, and the Transaction Documents to which each Seller Principal is a party and all other certificates, agreements or other documents to be executed and delivered by each Seller Principal in connection herewith will be, duly executed and delivered by such Seller Principal. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other Parties and such other certificates, agreements or other documents by the signatories thereto, other than Seller and the Seller Principals, this Agreement is, and such Transaction Documents and other certificates, agreements or documents will be, legal, valid and binding obligations of each Seller Principal, enforceable against such Seller Principal in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

4.2 No Violations. The execution, delivery and performance by each Seller Principal of this Agreement and the Transaction Documents to which such Seller Principal is a party and the other certificates, agreements or documents to be executed and delivered by such Seller Principal in connection herewith, and the consummation of the transactions contemplated by this Agreement, do not and will not, (i) conflict with, result in the breach of, or constitute a default under (whether after the giving of notice or the lapse of time or both) any contract or agreement to which each Seller Principal is a party or to which any of his or her assets is subject or (ii) violate or result in a breach of, or constitute a default under, any law applicable to each Seller Principal.

4.3 Consents and Approvals. No consent of any Person or Governmental Authority is required in connection with the execution and delivery of this Agreement by each Seller Principal or the consummation by each Seller Principal of the transactions contemplated hereby.

4.4 Litigation. There is no suit, action, judgment, proceeding, investigation, complaint, claim, charge or Order pending or, to the knowledge of each Seller Principal, threatened against each Seller Principal, or to which each Seller Principal is otherwise a party, before any Governmental Authority.

4.5 Broker Fees. No Seller Principal has employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V

BUYER AND ALKAMI PARENT REPRESENTATIONS AND WARRANTIES

Buyer and Alkami Parent hereby represent and warrant to Seller as follows:

5.1 Authority; Binding Effect. Each of Buyer and Alkami Parent has the requisite corporate authority to execute and deliver this Agreement, the Transaction Documents to which it is a party and all other certificates, agreements or documents to be executed and delivered by it in connection herewith and to consummate the transactions applicable to it as contemplated hereby and thereby. Buyer’s and Alkami Parent’s execution and delivery of this Agreement, the Transaction Documents to which it is a party and all other certificates, agreements or documents to be executed and delivered by Buyer and/or Alkami Parent in connection herewith, and the performance of the applicable obligations of each such party hereunder and thereunder, have been duly and validly authorized by all necessary corporate action of Buyer and Alkami Parent, as applicable, and no additional authorization on the part of such party is necessary. This Agreement has been, and the Transaction Documents to which Buyer or Alkami Parent is a party, and all other certificates, agreements or documents to be executed and delivered by it in connection herewith will be, duly executed and delivered by Buyer or Alkami Parent, as the case may be. Assuming due authorization, execution and delivery of this Agreement by Seller and the Seller Principals, and such other Transaction Documents, certificates, agreements or documents by the signatories thereto other than Buyer and Alkami Parent, this Agreement is, and such Transaction Documents and other certificates, agreements or documents will be, legal, valid and binding obligations of, as applicable, Buyer and/or Alkami Parent, enforceable against each in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

5.2 Organization. Each of Buyer and Alkami Parent (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate the properties and assets now owned, leased or operated by it and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing as a foreign company in each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such license or qualification.

5.3 No Violations; Consents and Approvals. The execution, delivery and performance by each of Buyer and Alkami Parent of their respective obligations under this Agreement, the Transaction Documents to which it is a party, and the other certificates, agreements or documents to be executed and delivered by it in connection herewith, and the consummation of the transactions contemplated by this Agreement, do not and will not, (i) conflict with or violate any provision of the organizational documents of such party, (ii) conflict with, result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both), or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such party under, any contract or agreement to which such party is a party or to which any of its assets is subject or (iii) violate or result in a breach of, or constitute a default under, any law applicable to Buyer or Alkami Parent. No consent of any Person, entity or Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or Alkami Parent or the consummation by Buyer or Alkami Parent of their respective transactions contemplated hereby.

5.4 Broker Fees. Neither Buyer nor Alkami Parent has employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Operation of Business. Except (i) for the consummation of the transactions contemplated by this Agreement, (ii) as set forth on Schedule 6.1 of the Seller Disclosure Schedules or as otherwise expressly contemplated by this Agreement, or any other Transaction Document, or (iii) to the extent consented to by Buyer in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall conduct the Business in the ordinary course of business consistent with past practice. Seller agrees to pay its debts and Taxes when due unless subject to good faith dispute, to pay or perform other obligations in the ordinary course of business consistent with past practice, and to use all commercially reasonable efforts, consistent with past practices and policies, to preserve its present business organization, keep available the services of its key employees and preserve its relationships with key clients, suppliers, distributors, licensors, licensees, and others having business dealings with it. Without limiting the generality of the foregoing, except (i) for the consummation of the transactions contemplated by this Agreement, (ii) as set forth in Schedule 6.1 of the Seller Disclosure Schedules or expressly contemplated by this Agreement or any other Transaction Document or (iii) to the extent consented to by Buyer in writing, from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, Seller shall not do, and the Seller Principals shall cause the Seller not to do, any of the following:

(a) merge or consolidate with any other Person or acquire (i) a material amount of stock or (ii) assets having an aggregate value in excess of $25,000 of or from any other Person or effect any business combination, recapitalization or similar transaction;

(b) except as contemplated by this Agreement, sell, lease, license or otherwise dispose of any assets, securities or property except (i) pursuant to existing Material Contracts or commitments that, as of the date hereof, have been made available to Buyer, or (ii) in the ordinary course of business consistent with past practice;

(c) create or incur any Lien on any Acquired Asset other than Permitted Liens;

(d) make any loan, advance or capital contribution to or investment in any Person, or otherwise incur any Indebtedness, other than in the ordinary course of business consistent with past practice;

(e) change any method of accounting or accounting principles or practice;

(f) (i) increase the salary or other compensation of any manager, officer or employee of Seller, other than for normal increases in the ordinary course consistent with past practice; (ii) grant any bonus, benefit or other direct or indirect compensation to any manager, officer or employee; (iii) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or otherwise modify or amend or terminate any Employee Benefit Plan; (iv) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers or officers of Seller (or materially amend any such agreement to which Seller is a party); or (v) implement any unusual or extraordinary reduction in force or implement any employee layoffs;

(g) materially delay or postpone the payment of accounts payable or other obligations or liabilities, or accelerate the collection of accounts receivable or otherwise change its cash management system or procedures, in each case, other than in the ordinary course of business consistent with past practice;

(h) make any capital expenditures commitments involving amounts that exceed $50,000 in the aggregate;

(i) settle or compromise any pending or threatened action, suit or proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that would, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(j) materially change the nature or scope of its business or enter into a new line of business;

(k) terminate or cancel any material insurance policy naming Seller as beneficiary or a loss payee;

(l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, (ii) consent to the appointment of a receiver, liquidator, trustee or special manager for any substantial part of its asserts or properties or (iii) assign for the benefit of its creditors any substantial part of its asserts or properties;

(m) enter into, terminate, amend, restate, supplement or waive any rights under any Assigned Contract or any other contract or agreement required to be disclosed under Section 3.8(a), in each case, other than in the ordinary course of business consistent with past practice unless previously disclosed to Buyer;

(n) with respect to any Apportioned Taxes, make, change or rescind any material Tax election outside the ordinary course of business, change or adopt any material Tax annual accounting period or Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax audit, claim or assessment, surrender or abandon any right to claim a Tax refund, offset or other reduction in liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(o) agree or commit to do any of the foregoing.

6.2 Tax Matters.

(a) All real property, personal property, ad valorem or other similar Taxes for a taxable period which includes (but does not end on) the Closing Date (“Apportioned Taxes”) shall be apportioned between Seller and Buyer based on the number of days included in such taxable period through and including the Closing Date and the number of days included in such taxable period after the Closing Date. All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest thereon) incurred by the Parties in connection with the purchase of the Acquired Assets under this Agreement (“Transfer Taxes”) shall be borne, and the cost of preparing any Tax Returns related to Transfer Taxes shall be allocated, equally between Buyer and Seller. Notwithstanding the foregoing, penalties and interest with respect to Apportioned Taxes and Transfer Taxes caused solely by one Party shall be the responsibility solely of that Party. For the avoidance of doubt, any penalties or interest resulting from the failure by a Party, whose responsibility it is under Applicable Law to timely and duly cause to be filed any Tax Return or other documentation with respect to any Apportioned Taxes or Transfer Tax or to timely pay to the relevant Governmental Authority all such Apportioned Taxes or Transfer Taxes required to be paid, shall be deemed penalties and interest caused solely by that Party. For avoidance of doubt, all filing and payment obligations for Apportioned Taxes and Transfer Taxes that are obligations of Buyer shall not be considered Excluded Liabilities, notwithstanding the entitlement of Buyer to reimbursement from Seller for a portion of such Taxes under this Section 6.2(a).

(i) Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Apportioned Taxes and Transfer Taxes subject to this Section 6.2(a) that are required by Applicable Law to be filed by such Party, and shall timely pay to the relevant Governmental Authority all such Taxes required to be paid by such Party (subject to such reimbursement as is provided for in this Section 6.2(a)).

(ii) Notwithstanding any other provision of this Agreement, to the extent that any portion of an Apportioned Tax or a Transfer Tax subject to this Section 6.2(a) is paid or required by Applicable Law to be paid by one Party but required by this Section 6.2(a) to be borne by another Party, such other Party shall pay or reimburse the Tax-paying Party for the portion of the Tax required to be so borne promptly (and in any event within five (5) days) upon notice from the Tax-paying Party of the amount of such Tax required to be paid or reimbursed.

(b) Each Party hereby waives compliance by Seller and Buyer with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or political subdivision. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities (including Tax liabilities), costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws in connection with this Agreement or the transactions contemplated thereby.

(c) Seller and Buyer agree that Buyer is purchasing substantially all of the property used in the Business and that in connection therewith Buyer will employ individuals who immediately before the Closing were employed in the Business by Seller. Accordingly, pursuant to Rev. Proc. 2004-53 and Rev. Proc. 99-50, and provided Seller makes available to Buyer all necessary records for the calendar year that includes the Closing Date, Buyer will (i) furnish a Form W-2 to each Transferred Employee, disclosing all wages and other compensation paid for such calendar year and all Taxes withheld therefrom, and (ii) issue Forms 1042S and 1099 for such calendar year, and Seller will be relieved of all responsibility to do so. Buyer and Seller shall, to the extent possible, (i) treat Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Seller to be employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

6.3 Commercially Reasonable Efforts. Buyer, on the one hand, and Seller and the Seller Principals, on the other hand, shall each cooperate with the other and use their respective commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the other Transaction Documents and Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder. Subject to Applicable Law relating to the exchange of information, Buyer, on the one hand, and Seller, on the other hand, shall have the right to review in advance, and, to the extent practicable, each will consult the other on, any information relating to Seller or Buyer, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.

6.4 Employee Matters.

(a) Compensation and Benefits. Each employee who accepts an offer of employment from Buyer and commences employment with Buyer following the Closing is referred to herein as a “Transferred Employee.” The Transferred Employees shall only be entitled to such compensation and employee benefits as are agreed to by such employees and Buyer, or as are otherwise provided by Buyer in its sole discretion.

(b) Third Parties. Nothing in this Section 6.4: (i) shall limit the ability of Buyer or any of its Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason; (ii) constitutes the establishment, modification, or an amendment of, or is to be construed as establishing, modifying, or amending, any benefit or compensation plan, program, policy, contract, arrangement or agreement; (iii) shall limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, contract, arrangement or agreement any time assumed, established, sponsored or maintained by any of them; or (iv) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment or any particular term or condition of employment. Nothing in this Section 6.4 shall be construed to create any third party beneficiary rights of any kind or nature in any Person.

6.5 Consents; Further Assurances. After the Closing, Seller shall use its commercially reasonable efforts to obtain (i) the consents identified on Schedule 3.4 and (ii) the consents of any Material Clients required to assign any Assigned Contracts with such Material Client to Buyer. In addition, Seller shall, from time to time, at the request of Buyer, and at Buyer’s expense, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Acquired Assets, including assistance in the collection or reduction to possession of any such Acquired Assets.

6.6 Discharge of Liabilities. Seller shall pay and discharge the Excluded Liabilities relating to the Business as and when due.

6.7 Accounts Receivable. Seller shall promptly forward to Buyer any and all proceeds from accounts receivable relating to the Business, other than accounts receivable that are Excluded Assets, that are received by Seller or the Seller Principals following the Closing Date. Buyer will use its reasonable commercial efforts to collect the accounts receivable included in the Acquired Assets; however, Buyer shall not be required to bring suit or directly threaten legal proceedings with respect to any such amount.

6.8 Non-Compete.

(a) Each Seller Principal hereby acknowledges that each Seller Principal is familiar with the Business and its Trade Secrets, client information and other confidential and proprietary information. Each of the Seller Principals acknowledges and agrees that Buyer (and its operation of the Business) would be irreparably damaged if Seller or such Seller Principal were to provide services to or otherwise participate in a business that is competitive to the Business during the Restricted Period and that any such competition by a Seller Principal would result in a significant loss of value and goodwill to Buyer and its Affiliates. Seller and each Seller Principal further acknowledges and agrees that the covenants and agreements set forth in this Section 6.8 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or any Seller Principal breached the provisions of this Section 6.8. Therefore, in further consideration of the sale of the Business by Seller and the amounts to be paid hereunder for which the Seller Principals will realize direct benefit:

(b) Seller and each Seller Principal agrees, severally and not jointly, that from and after the Closing and until the fifth (5th) anniversary of the Closing (the “Restricted Period”), neither Seller nor any Seller Principal shall, anywhere within any State of the United States, any county within any such State, any territory of the United States or anywhere else in the world, (i) design, develop, manufacture, market, sell or license any product or provide any service which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by Seller since the Seller’s formation, (ii) engage in any business competitive with the Business, or (iii) directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business activity that is addressed in clauses (i) or (ii) above; provided, that nothing herein shall prohibit a Seller Principal from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. Each Seller Principal acknowledges that the geographic restrictions set forth in this Section 6.8 and the term of the Restricted Period are reasonable and necessary to protect the Business and goodwill being sold pursuant to this Agreement.

(c) During the Restricted Period, neither Seller nor any Seller Principal shall, directly or indirectly through another Person, (i) induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates, or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee thereof, (ii) hire any Person who was an employee of Buyer or any of its Affiliates at any time during the one (1) year period immediately prior to the date on which such hiring would take place, or (iii) induce or attempt to induce any client, customer, sales partner, supplier, licensee or other business relation of Buyer or its Affiliates (including those clients, suppliers, licensees or relations of Seller prior to the sale of the Business), to cease doing or decrease their business with Buyer or any of its Affiliates or to not to do business with Buyer or any of its Affiliates after the Closing, or in any way interfere with the relationship between any such client, supplier, licensee or business relation and Buyer or any of its Affiliates.

(d) If, at the time of the enforcement of the covenants contained in this Section 6.8 (the “Restrictive Covenants”), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the Restrictive Covenants to cover the maximum duration, scope and area permitted by law. In the event a breach or threatened breach of this Agreement, Buyer and its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Seller and each Seller Principal has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business being sold to Buyer. Seller and each Seller Principal further acknowledges and agrees that the Restrictive Covenants are being entered into in connection with the sale of the Business pursuant to this Agreement and that the consideration paid under this Agreement constitutes sufficient consideration for the Restrictive Covenants.

6.9 Cooperation.

(a) In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand by or against a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each of the other Parties will reasonably cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, make available his, her or its personnel during normal business hours, and provide such reasonable access to his or its books and records, in each case, as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (but subject to any indemnification provided for under Article IX).

(b) Each Party shall, and shall cause its Affiliates and representatives to, cooperate as and to the extent reasonably requested by the other Parties hereto in connection the preparation and filing of Tax Returns, payment of Taxes and any proceeding with respect to Taxes. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax matters, and making knowledgeable employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall (A) retain all books and records relevant to Taxes of Seller (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (B) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, allow such other Party to either copy or take possession of such books and records.

6.10 Exclusivity.

(a) Until the Closing or the earlier termination of this Agreement, Seller agrees that neither it nor any of its Affiliates nor any of the managers and officers of Seller or its Affiliates shall, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, recapitalization, consolidation, business combination or other similar transaction involving Seller or any material portion of, the Business or the Acquired Assets; (ii) a purchase of Seller, the Business or substantially all of the Acquired Assets; (iii) a sale or disposition of all or any material portion of

Seller, the Business or substantially all of the Acquired Assets; or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Seller (any such proposal or offer, an “Acquisition Proposal”). Until the Closing or the earlier termination of this Agreement, Seller and the Seller Principals further agree that neither they nor any of their managers, officers, employees, agents or representatives shall, directly or indirectly, (x) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or (y) enter into any agreement, arrangement, understanding or other contract, agreement or understanding with any Person requiring Seller or any Seller Principal to abandon, terminate or fail to consummate any of the transactions contemplated hereby or by any of the Transaction Documents. Seller shall promptly notify Buyer if Seller shall, on or after the date hereof, have received an Acquisition Proposal or any request for information or access in connection with a possible Acquisition Proposal involving any Person or group (other than an Affiliate of Buyer), including the nature and terms of such inquiry and the identity of such Person or group.

(b) Until the Closing or the earlier termination of this Agreement, Seller shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than Buyer conducted prior to the date hereof with respect to any Acquisition Proposal (other than, but solely limited to, discussions necessary to ensure return or destruction of all confidential information of Seller).

6.11 Additional Assigned Contracts. In the event that at any time after the date hereof but prior to the Closing Date, Seller enters into any additional contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral) relating to the Business, which were entered into by Seller in the ordinary course of business consistent with past practice and on substantially similar terms in all material respects with the terms of similarly situated Assigned Contracts (each, an “Additional Business Contract”), then Seller shall notify Buyer no later than five (5) Business Days prior to the Closing Date of each Additional Business Contract and provide Buyer with a true and complete copy of such Additional Business Contact, and each such Additional Business Contract shall be deemed an “Assigned Contract” under this Agreement and Buyer shall assume such Additional Business Contract in accordance with the terms of this Agreement.

6.12 Use of Name. As of the Closing, Buyer shall be entitled to fully use the “ACH Alert” name and brand, and all other Trademarks, trade-names and domain names included in the Acquired Assets, and Seller shall take all action and execute any consent reasonably required in order to give effect to the foregoing. From the Closing Date and thereafter, Seller shall cease using the Trademarks, trade-names, domain names and other Intellectual Property rights included in the Acquired Assets and, subject to the immediately following proviso, shall cease to operate the Business or any similar business under a corporate or other entity name or trade name that incorporates such Intellectual Property rights or trade names or any marks or names substantially similar or confusingly similar thereto, including using the brand “ACH” or “ACH Alert” or any other similar brand.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by a Party with respect only to itself, in whole or in part, to the extent permitted by Applicable Law):

(a) Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or Order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement, if the transactions contemplated by this Agreement were consummated notwithstanding such statute, rule, regulation or Order; provided, however, that prior to asserting this condition, subject to Section 6.3, each of the Parties shall have used their commercially reasonable efforts to prevent the entry of any Order and to appeal as promptly as possible any such Order that may be entered.

7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by Buyer, in whole or in part, to the extent permitted by Applicable Law):

(a) Representations and Warranties. The representations and warranties (i) of Seller and the Seller Principals set forth in Article III of this Agreement and of the Seller Principals set forth in Article IV (other than the representations and warranties listed in clause (ii) below), shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as if made as of such time (except to the extent that such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and (ii) set forth in Sections 3.1, 3.2, 3.6(b) and 3.12 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date).

(b) Agreements and Covenants. Seller and Seller Principals shall have performed or complied with all of their respective covenants and agreements hereunder in all material respects through the Closing.

(c) Closing Deliveries. Seller shall have executed and delivered, as applicable, to Buyer each of the items set forth in Section 2.6.

(d) No Material Adverse Effect. Since June 30, 2020, no Material Adverse Effect on the Business shall have occurred.

(e) Closing Certificate. Buyer shall have received from Seller a certificate, signed by a duly authorized officer of Seller, to the effect that each of the closing conditions set forth in Sections 7.2(a) (with respect to the representations and warranties of Seller set forth in Article III of this Agreement), 7.2(b) (with respect to the covenants and agreements of Seller) and 7.2(d) have been satisfied.

(f) Errors and Omissions Insurance. Seller shall have in place, and shall have provided to Buyer a copy of, an errors and omission insurance policy in such coverage amount as reasonably requested by Buyer, with Buyer named as an additional insured thereunder. Seller covenants and agrees that, after the Closing, it will expend up to $5,000 in premium expense for “tail coverage” with respect to such insurance policy to provide coverage until the second anniversary of the Closing Date (with Buyer, at its option, remitting any premium amount in excess of $5,000 to obtain such coverage).

7.3 Additional Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in writing by Seller, in whole or in part, to the extent permitted by Applicable Law):

(a) Representations and Warranties. The representations and warranties of Buyer and Alkami Parent set forth in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date).

(b) Agreements and Covenants. Buyer shall have performed or complied with all of its covenants and agreements hereunder in all material respects through the Closing.

(c) Closing Deliveries. Buyer shall have executed and delivered, as applicable, to Seller each of the items set forth in Section 2.7.

(d) Closing Certificate. Seller shall have received from Buyer a certificate signed by a duly authorized officer of Buyer to the effect that each of the closing conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) By mutual written consent of Buyer and Seller;

(b) By either Buyer or Seller if:

(i) the Closing shall not have occurred on or before November 30, 2020; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to have been consummated on or before such date; or

(ii) a Governmental Authority shall have issued an Order or taken any other action, in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

(c) By Buyer, if (i) Buyer is not in material breach of this Agreement, and (ii) (x) any of the representations and warranties of Seller or the Seller Principals set forth herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied or (y) there has been a breach on the part of Seller or any Seller Principal of any of its, his or her covenants or agreements contained in this Agreement, and, in each of case (x) and case (y), such breach (if curable) has not been cured within ten (10) days after written notice to Seller; or

(d) By Seller, if (i) Seller is not in material breach of this Agreement, and (ii) (x) any of the representations and warranties of Buyer set forth herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied or (y) there has been a breach on the part of Buyer of any of its covenants or agreements contained in this Agreement, and, in each of case (x) and case (y), such breach (if curable) has not been cured within ten (10) days after written notice to Buyer.

8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2, Sections 10.1, 10.2, and Sections 10.4 through 10.18, which shall survive such termination) shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective officers, managers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for willful and material breach of any covenant or agreement contained in this Agreement, including the failure to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew would result in a material breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller and Seller Principals. Subject to the limitations set forth in this Article IX, from and after the Closing, Seller and each Seller Principal (on a joint and several basis) agree to indemnify, defend and hold Buyer and its Affiliates and each of their respective officers, directors, employees, agents, and representatives (each, a “Buyer

Indemnified Party”), harmless from and against any and all liabilities, obligations, deficiencies, demands, actions, proceedings, judgments, causes of action, assessments, losses, costs (including costs of investigation), expenses, interest, fines, penalties, damages (including reasonable fees and expenses of attorneys, accountants and other experts) (individually, a “Loss” and collectively, the “Losses”) incurred or suffered by any Buyer Indemnified Party relating to, resulting from, arising out of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty made herein by Seller or any Seller Principal in Article III (or in any other Transaction Document or any certificate or other instrument delivered pursuant to this Agreement with respect thereto); provided, however, that for purposes of determining an inaccuracy in or breach of a representation or warranty for purposes of indemnification under this Section 9.1(a) and Losses resulting therefrom, the representations and warranties in Article III shall be construed as if they were not qualified by the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect;

(b) any non-compliance with or breach by Seller of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller or such Seller Principal;

(c) any action or inaction prior to Closing involving or associated with the Acquired Assets and/or business operations related thereto; or

(d) the Excluded Liabilities.

9.2 Indemnification by Seller Principals. Subject to the limitations set forth in this Article IX, from and after the Closing, each Seller Principal, jointly and severally, agrees to indemnify, defend and hold Buyer Indemnified Parties harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Party relating to, resulting from, arising out of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty made herein by each Seller Principal in Article IV (or in any other Transaction Document or any certificate or other instrument delivered by a Seller Principal pursuant to this Agreement with respect thereto); provided, however, that for purposes of determining an inaccuracy in or breach of a representation or warranty (or any certificate or other instrument deliver pursuant to this Agreement with respect thereto) for purposes of determining indemnification under this Section 9.2(a) and any Losses resulting therefrom, the representations and warranties in Article IV shall be construed as if they were not qualified by the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect; or

(b) any non-compliance with or breach by any Seller Principal of any of the covenants or agreements contained in this Agreement or the other Transaction Documents to be performed by such Seller Principal.

9.3 Indemnification by Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer agrees to indemnify, defend and hold Seller and its Affiliates, and their respective officers, directors, employees, agents and representatives (each, a “Seller Indemnified Party”), harmless from and against any and all Losses incurred or suffered by any Seller Indemnified Party relating to, resulting from, arising out of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty made herein by Buyer or Alkami Parent in Article V (or in any other Transaction Document or any certificate or other instrument delivered pursuant to this Agreement with respect thereto); provided, however, that for purposes of determining an inaccuracy in or breach of a representation or warranty (or any certificate or other instrument deliver pursuant to this Agreement with respect thereto) for purposes of determining indemnification under this Section 9.3(a) and any Losses resulting therefrom, the representations and warranties in Article V shall be construed as if they were not qualified by the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect;

(b) any non-compliance with or breach by Buyer or Alkami Parent of any of the covenants or agreements contained in this Agreement or the other Transaction Documents to be performed by Buyer or Alkami Parent, respectively;

(c) any action or inaction subsequent to Closing involving or associated with the Acquired Assets and/or business related thereto; or

(d) the Assumed Liabilities.

9.4 Indemnification Procedure for Third Party Claims.

(a) In the event that, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party as promptly as practicable after learning of such claim. Subject to Section 9.4(e), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within twenty (20) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party. The assumption of the defense of any Third Party Claim by the Indemnifying Party shall not constitute an admission of responsibility to indemnify the Indemnified Party.

(b) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense. The Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall have the right to conduct such defense and, except as provided in Section 9.4(d) below, to settle the claim without the prior consent of the Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to monitor the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (i) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (ii) if such judgment or settlement would result in the finding or admission of any violation of law, or (iii) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party.

(e) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the third party asserting such claim is a client of the Business, (iv) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or (v) the claim seeks an injunction or other equitable relief against the Indemnified Party or Buyer; provided, that the Indemnified Party shall have the right to settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Direct Claims. Any claim under this Article IX by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, which notice shall specify the provision or provisions of this Agreement that have been breached by the Indemnifying Party, the facts reasonably available constituting the basis for such claim and the amount of Losses incurred by the Indemnified Party to the extent reasonably ascertainable (each such notice given in accordance with the foregoing, a “Claim Notice”). The Indemnifying Party will have a period of thirty (30) calendar days following receipt of a Claim Notice within which to satisfy such Direct Claims. If the Indemnifying Party does not so satisfy such Direct Claim within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have disputed such claim. In the event the Indemnifying Party disputes a Direct Claim, the Indemnifying Party and the Indemnified Party shall attempt to resolve their differences regarding the Direct Claim in good faith. If the dispute regarding such Direct Claim has not been resolved within 15 days following receipt by the Indemnifying Party of the Claim Notice, then the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article IX.

9.6 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article IX will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party entitled to receive such notice was actually and materially prejudiced as a result of such failure to give timely notice vis-à -vis its rights and obligations hereunder or otherwise.

9.7 Survival of Representations and Warranties. All representations and warranties contained in Article III, Article IV or Article V shall survive the Closing, for a period ending on the second anniversary of the Closing Date, except that: (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.11, 3.15, 3.17(b), 3.19, 3.20, 3.23, 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3 (collectively, the “Fundamental Representations”) shall survive until the applicable statute of limitations has run (including any valid extension) plus thirty (30) days, and (ii) all representations or warranties shall survive beyond the applicable period with respect to any inaccuracy therein or breach thereof for which a Claim Notice shall have been duly and timely delivered within such applicable period in accordance with this Article IX and Section 10.1 hereof. The covenants and agreements of Seller, Seller Principals and Buyer contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case the performance obligation of such covenant or agreement shall survive for such specified term and the right to make a claim shall survive indefinitely.

9.8 Certain Limitations and Exceptions. Notwithstanding the foregoing:

(a) Neither Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover under the provisions of this Article IX for any claim for inaccuracy in or breach of a representation or warranty pursuant to Section 9.1, Section 9.2(a) or Section 9.3(a), as applicable, until the aggregate amount which all Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, would be entitled to recover on account of all Losses relating to such claim or series of related claims (each, an “Eligible Claim”), but for this Section 9.8, exceeds $25,000 in the aggregate, in which event Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall, subject to Section 9.8(b), be entitled to recover for all Losses on Eligible Claims, including as to the initial $25,000 of Losses; provided, however, that the limitations set forth in this Section 9.8(a), shall not be applicable to any claim for Losses relating to (i) with regard to Buyer, legal proceedings that are based on any facts and circumstances arising prior to the Closing, (ii) with regard to Seller, legal proceedings that are based on any facts and circumstances arising subsequent to Closing, (iii) any inaccuracy in or breach of a Fundamental Representation, (iv) with regard to Seller, the Excluded Assets and Excluded Liabilities, (v) with regard to Buyer, the Acquired Assets and Assumed Liabilities (vi) breaches of any covenants of Seller or the Seller Principals under this Agreement or any other Transaction Document, or (vii) willful misrepresentation or fraud.

(b) Neither Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover under the provisions of this Article IX for any inaccuracy in or breach of a representation or warranty pursuant to Section 9.1, Section 9.2(a) or Section 9.3(a), as applicable, to the extent that the aggregate recovery by Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, on account of Section 9.1, Section 9.2(a) or Section 9.3(a), as applicable, exceeds the Purchase Price; provided, however, that the aggregate amount of Losses that are indemnifiable under this Article IX for any breach or inaccuracy of any representations and warranties (i) shall be capped at $3,000,000 for Eligible Claims made on or prior to the first anniversary of the Closing Date, and (ii) with respect to Eligible Claims made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, shall be capped at the lesser of (x) $1,500,000 or (y) $3,000,000 minus the aggregate amount of Losses determined to be due with respect to Eligible Claims made on or prior to the first anniversary of the Closing Date; and (ii) the foregoing limitation in clause (i) shall not apply to recovery for an Eligible Claim relating to (v) legal proceedings that are based on any facts and circumstances arising prior to the Closing, (w) any inaccuracy in or breach of a Fundamental Representation, (x) Excluded Liabilities, (y) breaches of any covenants of Seller or the Seller Principals under this Agreement or any other Transaction Document, or (z) willful misrepresentation or fraud.

(c) Manner of Payment. Any indemnification of the Seller Indemnified Parties pursuant to this Article IX shall be effected by wire transfer of immediately available funds from Buyer to an account designated by Seller within ten (10) days after the final determination of Losses related to such indemnification. Any indemnification amounts owing from Seller or Seller Principals pursuant to this Article IX, other than any Losses relating to an inaccuracy in or breach of a Fundamental Representation or in the case of willful misrepresentation or fraud, shall be first be made from the Escrow Account to the extent of available funds therein. To the extent sufficient funds are not available from the Escrow Account, subject to the limitations set forth in this Section 9.8(b), any indemnification of Buyer Indemnified Parties shall be effected by wire transfer of immediately available funds from Seller or the Seller Principals to an account designated by Buyer within ten (10) days after the final determination of Losses related to such indemnification.

9.9 Effect of Investigation. The right to indemnification, payment of Losses of a Buyer Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

9.10 Allocation of Indemnification Payments. The Parties agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by law and shall be allocated as set forth in Section 2.4.

9.11 Effect of Insurance and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by (a) any amounts that are actually recovered by the Indemnified Party or any of its Affiliates from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement to the extent actually received by the Indemnified Party or any of its Affiliates with respect to such Losses (net of any fees, costs and expenses of recovery and increase in premiums) (each source named in clauses (a) and (b), a “Collateral Source”). The Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to pursue all reasonably available remedies to recover the amount of its claim as may be available from any Collateral Source; provided, that the foregoing shall not require any Indemnified Party to initiate any legal proceeding. If the amount of any Loss with respect to any indemnification claim is required to be reduced under this Section 9.11 after the date on which the Indemnifying Party is required pursuant to this Article IX to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such reduction been determined at or prior to the time of such payment (net of any additional costs incurred by the Indemnified Party in connection therewith).

ARTICLE X

MISCELLANEOUS

10.1 Notices, Consents, Etc. Any notices, demands or other communication required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges paid) or mailed to the recipient by registered or certified mail, return receipt requested and postage paid or (c) if given by electronic mail to the e-mail addresses set forth in this Section 10.1, provided that a Party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt. Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) Business Days after the date of mailing if sent by certified or registered mail, (iii) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (iv) at the time of receipt if given by electronic mail. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending Party in accordance with this Section 10.1:

(a)	If to Seller or the Seller Principals:

ACH Alert, LLC Attention:[ ] [ ] [ ] [ ]

with a copy (which shall not constitute notice) to:

[ ]

(b)	If to Buyer or Alkami Parent:

c/o Alkami Technology, Inc. 5601 Granite Parkway, Suite 120 Plano, TX 75024 Attention: Bryan Hill, Chief Financial Officer Email: [ ]

with a copy (which shall not constitute notice) to:

[ ]

10.2 Public Announcements. Neither Seller, on the one hand, nor Buyer, on the other hand, shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other Party. The initial press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made by Buyer; provided, that any such public announcement or disclosure by Buyer shall not, without the prior written consent of Seller, include any specific terms of this Agreement or the transactions contemplated hereby, including the Purchase Price. Buyer shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Buyer or its Affiliates to the extent that such Persons have a reasonable need to know, (b) in connection with summary information about Buyer’s or any of Buyer’s Affiliates financial condition, (c) to any of Buyer’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents, (d) to any bona fide prospective purchaser of the equity or assets of Buyer or its Affiliates and (e) as required to be disclosed by Order of a court of competent jurisdiction or Governmental Authority, or by subpoena, summons or legal process, or by law, rule or regulation. Seller shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby to (i) its employees to the extent that such employees have a reasonable need to know and (ii) as required to be disclosed by Order of a court of competent jurisdiction or Governmental Authority, or by subpoena, summons or legal process, or by law, rule or regulation.

10.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and, the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

10.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a Party hereto only if such amendment or waiver is set forth in a writing executed by such Party. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

10.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other.

10.6 Expenses. Except as otherwise specifically provided herein, each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

10.7 Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

10.8 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.9 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, nothing in this Agreement is intended to limit Buyer’s ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to (a) any Affiliate of Buyer, (b) any purchaser of all or substantially all of the assets of Buyer, or (c) to lenders of Buyer as security for borrowings, at any time without consent. Notwithstanding anything to the contrary contained herein, neither Seller nor Seller Principals may assign any of its, his or her rights or delegate any of its, his or her responsibilities, liabilities or obligations under this Agreement, without the prior written consent of Buyer.

10.10 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, including, but not limited to, (a) a Person who owns or controls at least 50% of the outstanding voting interests of the Person and (b) a Person who is an officer, director, or manager, or general partner of the Person.

“Applicable Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative Order, constitution, law, ordinance, rule, writ, injunction, code, principle of common law, case, decision, regulation, statute, treaty, agency requirement, license or permit of any Governmental Authority.

“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Texas or the State of Tennessee are authorized by law or executive action to close.

[***]

“Client Data” means any and all information (a) collected by Seller about users of the Seller Products which either (i) identifies such client, (ii) is unique to such client or such client’s unique users (whether or not Personal Data), or (iii) could provide insight into such users’ or visitors’ behavior if analyzed, aggregated or otherwise examined; or (b) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by Seller for or on behalf of a client or user of a Seller Product.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“Employee Benefit Plans” means all severance, change in control or similar agreements, equity or equity based plans or agreements, phantom unit plans or agreements, severance pay, vacation, sick leave, material fringe benefit, medical, dental, life insurance, disability or other welfare plans, programs or agreements, savings, profit sharing, pension or other retirement plans, programs or agreements and all bonus or other incentive plans, contracts, agreements, arrangements, policies, programs, practices or other employee benefits or compensation of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan”, within the meaning of Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means KeyBank National Association.

“Escrow Amount” means (i) $5,000,000.00 minus (ii) $[***] (which amount represents [***] percent ([***]%) of the pay-off amount of the PPP Loan).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board (or any successor authority) and its predecessor, the Accounting Principles Board of the American Institute of Certified Public Accountants, that are applicable as the date of determination, consistently applied.

“Governmental Authority” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (d) multinational organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Health and Welfare Benefits” means the HMO and PPO health and vision, dental, short-term disability, long-term disability, and life insurance benefits maintained by Seller, the insurance policies and contracts and any other assets maintained in connection therewith and any rights of Seller thereunder, and any claims for benefits under such policies arising in the ordinary course of such policies’ administration and sponsorship.

“Indebtedness” means, with respect to Seller, (i) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which Seller assures a creditor against loss with respect to indebtedness (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Seller assures a creditor against loss, (vii) any indebtedness or liabilities secured by a lien on Acquired Assets other than Permitted Liens, (viii) any amounts owed by Seller to any Person under any earn-out or similar performance payment, noncompetition, bonus, consulting or deferred compensation arrangements and (ix) any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with the foregoing.

“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re -examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) Moral Rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service (or any successor agency).

“Knowledge of Seller” or the phrase “to Seller’s Knowledge” means the actual knowledge, after due inquiry, of each of the Seller Principals.

“Liens” means any mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

“Material Adverse Effect” means, with respect to any Person or the Business, as applicable, any change, event, development, fact, occurrence or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the Business or the business, operations assets, liabilities, financial condition, results of operations or prospects of such Person, as applicable or (b) the ability of Seller, Buyer or a Seller Principal, as applicable, to timely consummate the transactions contemplated hereby or by the Transaction Documents to which Seller or Buyer, as applicable, is party, excluding, with respect to clause (a) only, any change, event, development, fact, occurrence or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (ii) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters; (iii) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (iv) changes in Applicable Law; or (v) the direct result of such Person’s actions taken, delayed or omitted to be taken expressly in accordance with this Agreement, except, with respect to clauses (i) through (iv), to the extent any such change, event, development, fact, occurrence or effect has a disproportionate effect on the Business relative to other Persons engaged in similar industries in which Business operates, in which case, such change, event, development, fact, occurrence or effect shall not be excluded for purposes of determining whether a Material Adverse Effect has occurred.

“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Net Working Capital” means, as of 12:01 a.m., Central time, on the Closing Date, the sum of the net book value of the Acquired Assets that are current assets of Seller minus the sum of the net book value of the Assumed Liabilities that are current liabilities of Seller, determined in accordance with the provisions of Section 2.3(c).

“Net Working Capital Target” means $[***].

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract or agreement that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Other Acquired Assets” means, in each case relating to the Business, (a) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal audit records, operating manuals, personnel records (but only to the extent transfer is permitted under Applicable Law), client and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of Seller or in the possession or under the control of any Seller’s Affiliates or their representatives; (b) all rights to all telephone numbers, contact information and client symbols or designs; (c) all intangible assets owned by Seller, including Intellectual Property and rights therein, including all Software owned by Seller and used by or relating to the Business; (d) all payments, deposits (including security deposits) and prepaid expenses; (e) all inventory, including all work-in-process and finished products created by Seller; (f) all furnishings, furniture, fixtures, office equipment and supplies and other accessories related thereto, vehicles and other tangible personal property, including the Personal Property, in each case, wherever located and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such materials; (g) all Permits; (h) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable); (i) domain name registrations, and all IP addresses, registered to or under the direct or indirect control of Seller; and (j) all other properties, assets and rights owned by Seller as of the Closing Date, or in which Seller has an interest.

“Parties” means Buyer, Alkami Parent, Seller and the Seller Principals.

“Patent” has the meaning provided in the definition of “Intellectual Property”.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, and similar liens, (b) statutory liens for Taxes not yet due and payable or Taxes the amount or validity of which are being contested in good faith, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Personal Data” means any information that, alone or in combination with other information held by Seller, can be used to specifically identify a Person or a specific device, any non-personally identifying information, including aggregate or de-identified data, and any information collected automatically, including data collected through a mobile or other electronic device

“Seller Disclosure Schedule” means the Schedules provided by Seller in response to the representations, warranties and covenants in Article III and Article VI.

“Seller Intellectual Property” means any and all Intellectual Property used by Seller, held for use in or necessary to the conduct of the Business as now conducted and as proposed to be conducted.

“Seller Owned IP” means any and all Intellectual Property that is owned or purported to be owned (in each case whether owned singularly or jointly with a third party or parties) by Seller.

“Seller Products” means all products (including Software) and services (including Software as a service) of Seller developed (including products and services currently under development), including any plugins, libraries and APIs, that have been manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of Seller since its inception, or with respect to which Seller currently intends to do the same within twelve (12) months after the Closing Date.

“Seller Registered IP” means any and all Seller Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority (including domain name registrars), or any applications for any of the foregoing.

“Seller Transaction Expenses” means all of the fees, expenses and other payments (including compensatory payments) incurred by Seller, the Seller Principals or any of their respective Affiliates in connection with the transaction contemplated by this Agreement (on its own behalf and on behalf of any Seller Principal), including, without limitation, any attorneys’ fees or accountants’ fees for counsel to Seller or broker’s fees to be paid by Seller, the Seller Principals or of their respective Affiliates, and any sale, change-of-control, “stay-around,” retention, or similar bonuses or payments paid or payable as a result of or in connection with the transactions contemplated by this Agreement.

“Shrink Wrap Code” means commercial off the shelf software on standard customer terms with annual aggregate payments of $5,000 or less.

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Tax” or “Taxes” means (i) any and all taxes, however denominated, payable to a Governmental Authority, the liability for which is imposed by law, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, retailers’ occupation, stamp, natural resources, environmental (including taxes under Section 59A of the Code), real property, personal property, custom, duty, transfer, recording, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax, levies, assessments, duties, tariffs, imposts or other similar governmental charge, of any kind whatsoever, including any interest, penalties, fees or additions to Tax that may become payable in respect thereof, and (ii) any liability in respect of amounts described in clause (i) arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, whether as a successor to or transferee of another person or by contract.

“Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit or collection of any Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Trade Secret” has the meaning provided in the definition of “Intellectual Property”.

“Trademark” has the meaning provided in the definition of “Intellectual Property”.

“Transaction Documents” means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement, including this Agreement, the Escrow Agreement, the Transition Services Agreement, the Assignment and Bill of Sale and the Assumption Agreement.

10.11 Entire Agreement. This Agreement, the Preamble and the Exhibits and Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings or letters of intent among any of the Parties.

10.12 Third Parties. Except as set forth in Article IX, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.13 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Nothing in the Seller Disclosure Schedules shall be deemed adequate to disclose an exception to a representation, warranty or covenant made herein unless such Schedule identifies the exception with reasonable particularity and discloses the relevant facts in reasonable detail. Without limiting the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation, warranty or covenant made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

10.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.

10.15 Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court or the Delaware State Court located in Wilmington, Delaware, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

10.16 Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to remedy breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity and that any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.17 Attorneys’ Fees. If a party breaches the provisions of this Agreement, the breaching party shall pay the non-breaching party’s costs, including, but not limited to court costs and reasonable attorneys’ fees, incurred by the non-breaching party in enforcing and preserving the party’s rights under this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

SELLER

ACH ALERT, LLC

By:	/s/ Debbie Peace
Name: Debbie Peace
Its: Chief Executive Officer

SELLER PRINCIPALS

/s/ David Peace
DAVID PEACE

/s/ Deborah Peace
DEBORAH PEACE

BUYER

ALKAMI ACQUISITION CORP.

By:	/s/ Bryan Hill
Bryan Hill,
Chief Financial Officer

ALKAMI PARENT

ALKAMI TECHNOLOGY, INC.

By:	/s/ Bryan Hill
Bryan Hill,
Chief Financial Officer

Asset Purchase Agreement Signature Page

EXHIBITS AND APPENDIX

Exhibit A	Assignment and Bill of Sale

Exhibit B	Tax Certificate

Exhibit C	Escrow Agreement

Exhibit D	Commercial Lease

Exhibit E	Form of Employment Agreement

Exhibit F	Form of Opinion Letter of Seller’s Counsel

Exhibit G	Transition Services Agreement

Exhibit H	Assumption Agreement

Appendix A	Reference Balance Sheet